EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of this 20th day of September, 2023 (the “Effective Date”), by and between BLUE OWL AUB VA OWNER LLC, a Delaware limited liability company (collectively, “Buyer”), and ATLANTIC UNION BANK, a Virginia banking corporation (“Seller”).

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1.Terms and Definitions.

The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)“Allocated Purchase Price” has the meaning ascribed to such term in Section 3(c) hereof.

(b)“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 11(n) hereof.

(c)“AUB Lease” shall mean, individually and collectively, as applicable, those certain Lease Agreement(s) in the form attached hereto as Exhibit C.

(d)“Buildings” shall mean all buildings located on the Land.

(e)“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

(f)“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 15 hereof:

c/o Blue Owl Real Estate Capital LLC

30 N. LaSalle St., Suite 4140

Chicago, IL 60602

Attn: Asset Management

Email: RealEstateAM@blueowl.com

With a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn.: David A. Rosenberg, P.C. & Michael C. Shultz
Email: david.rosenberg@kirkland.com & michael.shultz@kirkland.com

(g)“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(h)“Closing Date” shall mean the Effective Date.

(i)“Confidentiality Agreement” shall mean that certain Confidentiality and Nondisclosure Agreement entered into as of March 20, 2023, by and between Seller and Oak Street Real Estate Capital LLC.

(j)“Contracts” shall mean any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements affecting the Properties.

(k)“Claim Cap” has the meaning ascribed to such term in Section 9 hereof.

(l)“Code” has the meaning ascribed to such term in Section 11(m) hereof.

(m)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)“ERISA” has the meaning ascribed to such term in Section 11(m) hereof.

(o)“Environmental Laws” has the meaning ascribed to such term in Section 11(k) hereof.

(p)“Executive Order” has the meaning ascribed to such term in Section 11(n) hereof.

(q)“FIRPTA” has the meaning ascribed to such term in Section 11(i) hereof.

(r)“Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the state in which the Property is located, or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(s)“Improvements” shall mean all structures, improvements and fixtures owned by Seller located on the Land, including the Buildings.

(t)“Intangible Property” shall mean Seller’s interest in all transferable licenses, permits, entitlements, development rights, approvals, certificates of occupancy, utility agreements, architectural and engineering plans and specifications, site plans, surveys and

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schematics, and all warranties and guaranties used exclusively in connection with the operation of the Properties, if any, but excluding the name of any Seller Entity and any derivation thereof and all intellectual property rights.

(u)“Land” shall mean all of the parcels described on Exhibit A, together with all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining.

(v)“Licenses & Approvals” shall mean all licenses, approvals, certificates, variances, ordinances, and permits issued in any connection with the Properties together with all other intangible rights and benefits in connection with or accruing from the Properties.

(w)“Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(x)“Personal Property” shall mean (i) all fixtures and equipment owned by Seller, if any, located in or on, and used exclusively in connection with the maintenance or operation of, the Properties or the Buildings, and (ii) to the extent assignable, all Intangible Property.  Notwithstanding anything to the contrary herein, “Personal Property” shall not include (a) any intellectual property, trade names, trademarks or proprietary or confidential materials of Seller or any affiliate, including, without limitation, the name “Atlantic Union Bank” (or any names containing derivations thereof) and any manuals, signage or other items containing the Atlantic Union Bank logo or name or the logo or name of any affiliate of Seller, (b) property that serves or is used only in connection with any property other than the Properties, (c) any property owned by a tenant under an existing lease at the Properties, (d) any property leased by Seller and not used in connection with the maintenance or operation of, the Properties or the Buildings, (e) any attorney work product or any attorney-client privileged documents, (f) any automated teller machines and safe deposit boxes (including the contents thereof), (g) any “active” exterior electronic security equipment used for perimeter control, (h) any “active” electronic communication equipment owned by Seller, (i) any cash, currency or other forms of legal tender on the Real Property, (j) any personal property deposited at the Real Property by third parties to be held by Seller on behalf of such third parties, (k) any intellectual property owned, licensed or used by Seller, (l) any accounting or corporate records, (m) all information or data relating to Seller’s business or customers (other than information or data relating exclusively to the maintenance or operation of, the Properties or the Buildings), (n) any securities, (o) any furniture, office equipment or office appliances, tools, supplies, office machinery, or trade fixtures, (p) artwork not permanently affixed to or part of the Buildings, (q) furnishings, (r) computer equipment, computer hardware, computer software (except as described above) or computer programs, (s) customer lists and information or (t) data center components or telephone or other communication systems or equipment, in each case to the extent not affixed to the Real Property, including inside the walls of the Building or underground.

(y)“Plan” has the meaning ascribed to such term in Section 11(m) hereof.

(z)“Property” and “Properties” (as the context shall require) shall mean each of the Real Properties, together with Seller’s right, title and interest in and to the Intangible

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Property, and the Personal Property, to the extent affecting the applicable Real Property at Closing.

(aa)“Purchase Price” shall mean $45,805,392.00.

(bb)“Real Properties” shall mean, collectively, each and every Real Property.

(cc)“Real Property” shall mean each parcel of Land and the Improvements located thereon.

(dd)“SEC” shall mean the U.S. Securities and Exchange Commission.

(ee)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ff)“Securities Exchange” means the New York Stock Exchange or The Nasdaq Stock Market.

(gg)“Seller Entity” shall mean, with respect to any Real Property, the applicable Seller entity that owns fee title to such Property.

(hh)“Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 15 hereof:

Atlantic Union Bank

4300 Cox Rd.

Richmond, VA 23060

Attn: Rachael Lape

Email: rachael.lape@atlanticunionbank.com

With a copy to:

Nelson Mullins

100 S. Charles Street, Suite 1600

Baltimore, MD 21201

Attn: Eric J. Smith

Email: eric.smith@nelsonmullins.com

(ii)“Survey” has the meaning ascribed to such term in Section 6(a) hereof.

(jj)“Survival Period” has the meaning ascribed to such term in Section 9 hereof.

(kk)“Tenant” shall mean Atlantic Union Bank, a Virginia banking corporation.

(ll)“Title Insurer” shall mean Old Republic National Title Insurance Company (NCTS New York), 521 Fifth Avenue 23rd Floor, New York City, NY 10175, Attn: Michael Atkins, Phone: (646) 546-3138, Email: matkins@oldrepublictitle.com.

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(mm)“Title Policy” shall have the meaning ascribed to such term in Section 13 hereof.

(nn)“Title Report” has the meaning ascribed to such term in Section 6(a) hereof.

Section 2.Proration of Expenses and Payment of Costs and Recording Fees.

(a)Proration of Taxes.  All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the AUB Lease.

(b)Proration of Expenses.  Seller and Buyer agree that in connection with Tenant entering into the AUB Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges and other expenses concerning the Properties shall be borne by the Tenant, as tenant under the AUB Lease.

(c)Payment of Costs and Recording Fees.  At Closing, Buyer shall pay the base Premium for the Title Policy and any premiums or fees required to be paid by Buyer with respect to the portion of the premium for the Title Policy that is attributable to the ALTA extended coverage portion thereof and one-half of the customary closing costs of the Title Insurer. Seller shall pay for the cost of any endorsements to the Title Policy insuring over any Must Cure Items, and one-half of the customary closing costs of the Title Insurer. All other escrow or closing costs not specified in the foregoing provisions of this paragraph shall be allocated between Seller and Buyer in accordance with customary escrow practice in the Commonwealth of Virginia for substantially comparable transactions. The provisions of this Section 2(c) shall survive the Closing.

(d)Reproration.  If any of the foregoing items described in this Section 2 cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date and the parties shall reasonably cooperate with one another in connection with such apportionment.  If, after the Closing, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon as practicable after discovery of the same.  This Section 2 shall survive the Closing and delivery of the Deeds (as hereinafter defined).

Section 3.Payment of Purchase Price.

(a)Purchase Price.  Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

(b)Reserved.

(c)Purchase Price Allocation.  For purposes of calculating real property transfer taxes and any other matter as may be necessary pursuant to this Agreement, the Purchase Price shall be allocated among the Properties as provided in Exhibit D (each, an “Allocated

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Purchase Price”).  Seller and Buyer further acknowledge that the Allocated Purchase Prices are not established necessarily for income tax purposes or for financial or accounting purposes.

Section 4.Sale of Properties.

Seller agrees to sell and convey the Properties to Buyer (or its permitted assignee), in each case at the Closing upon the terms and conditions set forth in this Agreement.  At Closing, Tenant shall enter into the AUB Lease, as tenant, and Seller acknowledges and agrees that the execution and delivery of the AUB Lease, and the tenancy created thereby, is a condition to the effectiveness of the sale of the Property to Buyer, without which Buyer would be unwilling to consummate the transactions contemplated hereby.

Section 5.Title.

At Closing, Seller agrees to execute and deliver to such entities designated by Buyer (or Buyer’s permitted assignee) deeds in the form attached as Exhibit B for each Property, in each case, free and clear of all liens, defects of title, and encumbrances, except for (i) the AUB Lease; (ii) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Properties are in compliance therewith; and (v) any and all other exceptions set forth in the Title Reports (collectively, the “Permitted Exceptions”).

Section 6.Examination of Properties.

Seller and Buyer hereby agree as follows:

(a)Title Examination.  Buyer has ordered (A) a title commitment for each Property (each, a “Title Report” and, collectively, the “Title Reports”) from the Title Insurer; (B) a survey of each Property prepared by a licensed professional surveyor in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, including customary Table A items (each, a “Survey” and, collectively, the “Surveys”), (C) a zoning report for each Property, prepared by a nationally recognized zoning company, including a copy of the applicable certificate of occupancy and letter from the applicable municipality confirming no uncured building code, fire code or other code violations exist (each a “Zoning Report” and, collectively the “Zoning Reports”), (D) a phase I environmental site assessment with respect to each Property (each an “Environmental Report”, and collectively the “Environmental Reports”) and (E) a property condition report with respect to each Property (each a “PCR”, and collectively the “PCRs”).

(b)Examination.  Prior to the Effective Date, Seller has delivered to Buyer all of the materials set forth on Schedule 6(b) attached hereto to the extent in Seller’s possession or control (collectively with the Title Reports, Surveys, Zoning Reports, Environmental Reports and PCRs, and any updates thereof, the “Due Diligence Materials”).

Section 7.Reserved.

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Section 8.Reserved.

Section 9.Breach of Representation.

All representations and warranties of Seller in this Agreement, and covenants required to be performed of Seller under this Agreement prior to Closing, shall survive the Closing and delivery of the Deeds for a period of twelve (12) months after the Closing (the “Survival Period”).  Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period, and before the expiration thereof the party claiming a breach must have delivered written notice of such claim to Seller and within forty-five (45) days of the expiration of the Survival Period have filed an action in a court of competent jurisdiction, and any warranty and representation not specified in such notice and action shall expire.  Following the Closing, Seller and Buyer agree that each shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations, warranties or covenants expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed two and one-half percent (2.5%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap.  Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds Fifteen Thousand and No/100 Dollars ($15,000.00) (the “Basket”) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap).  In the event that Seller breaches any representation or warranty contained in this Agreement, in any material respect, and Buyer had actual knowledge of such breach on or prior to the Closing Date, Buyer shall be deemed to have waived any right of recovery, and Seller shall not have any liability to Buyer in connection therewith. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, nothing contained in this Agreement shall limit or reduce any rights of Buyer, as landlord, or the obligations of Tenant under the AUB Lease.

Section 10.Closing.

(a)Subject to the terms and conditions of this Agreement, the closing of the sale of the Property shall take place on the Closing Date.  The Closing shall consist of the execution and delivery of documents by Seller, Buyer, and the Tenant, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.  Seller and the Tenant, as applicable, shall deliver to Buyer at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents:

(i)with respect to each Property, one (1) original deed (each, a “Deed”, and collectively, the “Deeds”) executed by the applicable Seller Entity conveying the Land and Improvements with respect to such Property, to Buyer, which Deed shall

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be in the form attached to this Agreement as Exhibit B, subject only to the Permitted Exceptions;

(ii)one (1) copy of the Bill of Sale for each Property from each applicable Seller Entity in the form attached hereto as Exhibit E (the “Bill of Sale”);

(iii)with respect to each applicable Property, one (1) copy of the letter agreement to be entered into by and between Buyer and Seller on the Closing Date in the form attached hereto as Exhibit F (the “Post-Closing Side Letter”);

(iv)with respect to each Property, one (1) copy of the AUB Lease;

(v)one (1) copy of the Assignment of Intangible Property with respect to each Property from each applicable Seller Entity in the form of Exhibit G attached hereto (“Assignment of Intangible Property”);

(vi)if requested by Buyer, a subordination non-disturbance and attornment agreement in accordance with the terms and conditions of the AUB Lease;

(vii)a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”);

(viii)all transfer tax statements, declarations, residency certifications, filings, and notices as may be necessary or appropriate for purposes of recordation of each applicable Deed (including, without limitation, any water reading, water bill, certificate (including, without limitation, water certificates, certificates of sewer compliance, and certificates of building compliance), inspection report, evidence of required repairs, clearance letter, release, evidence of payment of all sums owed to any government, agency, or municipality, and any other similar certificate, payment or deliverable customarily submitted or obtained in the jurisdiction in which any portion of the Property is located in connection with sales of property similar to the Property). In the event any state, county, local or municipal agency requires any holdback in connection therewith, the required amount shall be set aside from the Purchase Price and held in escrow with Title Insurer in accordance with such Title Insurer’s customary instructions and procedures in such jurisdiction good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;

(ix)a FIRPTA Affidavit from each Seller Entity in form of Exhibit H attached hereto, and approved by the Title Insurer;

(x)an owner’s affidavit and gap undertaking from each Seller Entity with respect to each Property in form and substance sufficient to cause Title Insurer to issue a Title Policy for each Property;

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(xi)to the extent received, the estoppel certificates in the form provided by Buyer (and reasonably acceptable to Seller) from any parties to any declarations, development agreements, reciprocal and/or operating easement agreements affecting the Properties, including any REAs (collectively, the “Estoppels”).  Any inability of Seller to obtain the Estoppels shall not be deemed a default by Seller under this Agreement, provided, however, Seller is making commercially reasonable efforts to deliver the same; and

(xii)such additional documents, tax certificates, withholding forms, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

(b)At Closing, Buyer shall deliver the Purchase Price (as adjusted by the prorations and credits described herein) to Seller and shall deliver to Seller at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents:

(i)one (1) copy of the Bill of Sale for each Property;

(ii)one (1) copy of the Assignment of Intangible Property for each Property;

(iii)with respect to each applicable Property, a copy of the Post-Closing Side Letter;

(iv)with respect to each Property, one (1) copy of the of the AUB Lease;

(v)the Settlement Statement;

(vi)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer; and

(vii)such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

The Closing shall be held through a customary, New York style escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree.

Section 11.Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:

(a)Seller is duly organized (or formed), validly existing and in good standing under the laws of the Commonwealth of Virginia.  Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and

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deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and under such closing documents.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or any Property is bound;

(b)Seller has obtained all necessary consents and permissions required to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, any contract, agreement, instrument, document, or agreement, oral or written, to which Seller is a party;

(c)Seller has not received any written notice of, nor is it aware of, any current or pending litigation, condemnation proceeding or tax appeals affecting the Property or Seller’s ownership thereof, and Seller does not have any knowledge of any pending litigation, condemnation proceeding or tax appeals against or relating to the Property; Seller has not initiated, nor is Seller participating in, nor does Seller know of, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge of any plans to rezone any Property;

(d)(i) There are no actions, suits or other proceedings or litigation of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or the Properties which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) Seller has not received any written notice of any current or pending environmental investigations against the Properties and Seller does not have any actual knowledge of any pending environmental investigations against the Properties;

(e)Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements, with respect to the Properties other than any contracts, subcontracts or agreements that shall be the obligations of Tenant (and not Buyer) from and after the Closing under the terms of the AUB Lease;

(f)Seller has not received any written notice of default under the terms of any of the Contracts, and, to Seller’s knowledge, there are no defaults under the Contracts;

(g)Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Properties and Seller does not have knowledge of any such violations;

(h)Seller has not entered into any, and, to Seller’s knowledge, there are no, occupancy rights, leases, subleases, ground leases or tenancies affecting the Properties;

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(i)Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;

(j)There are no pending or, to Seller’s knowledge, threatened condemnation proceedings affecting the Properties, and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Properties;

(k)Except as set forth in the Environmental Reports and any environmental reports previously delivered by Seller to Buyer:  (1) to Seller’s knowledge, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Properties in violation of any law, rule or regulation applicable to the Properties which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;

(l)To Seller’s knowledge, there are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Properties;

(m)Seller is not acting on behalf of (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA;

(n)Neither Seller nor, to Seller’s actual knowledge, its affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).  Neither Seller nor, to Seller’s actual knowledge, its affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.  Neither Seller nor, to Seller’s actual knowledge, its affiliates, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any

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transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7));

(o)To Seller’s knowledge, except for items being paid by Seller at Closing or prorated at Closing or items for which Tenant is responsible after Closing pursuant to the terms of the AUB Lease, there are no outstanding accounts payable or unpaid debts relating to the Properties that would be binding on Buyer after the Closing;

(p)Following the Closing, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or at the Properties. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Properties, which will be binding on Buyer after the Closing;

(q)To Seller’s knowledge, there are no delinquent amounts due and payable by Seller under any declarations, development agreements, reciprocal and/or operating easement agreements, or the like, impacting the Properties (the “REAs”), all material obligations of Seller to be performed under the REAs prior to the Closing Date have been satisfied, and no material default exists under any of the REAs by Seller or any other party thereto;

(r)Seller currently possesses all requisite Licenses & Approvals necessary to own, maintain, operate and use the Properties, except where the failure to obtain such Licenses and Approvals cannot reasonably be expected to have a material adverse effect upon the Properties or the ability of Seller to perform its obligations under the AUB Lease. To Seller’s knowledge, it has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any License or Approval, except where the same cannot reasonably be expected to have a material adverse effect upon the Properties or the ability of Seller to perform its obligations under the AUB Lease, or (ii) any failure by Seller to obtain any of the Licenses & Approvals required for the use, occupancy or operation of the Properties, except where the failure to obtain such Licenses and Approvals cannot reasonably be expected to have a material adverse effect upon the Properties or the ability of Seller to perform its obligations under the AUB Lease. To Seller’s knowledge, there is no violation, default or any basis for any non-renewal, suspension or revocation of any of the Licenses & Approvals, except where the same cannot reasonably be expected to have a material adverse effect upon the Properties or the ability of Seller to perform its obligations under the AUB Lease; and

(s)Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or

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substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

For purposes of this Agreement, terms such as “to Seller’s knowledge”, “to the best of Seller’s knowledge”, or like phrases mean the actual knowledge of Toler Cross and Aaron Steger, with no duty of inquiry, individuals in Seller’s organization expected to have knowledge of the matters set forth in this Agreement; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such individuals (or any other officer, director or employee of Seller or its affiliates) on account of any breach of any representation, warranty or covenant by Seller herein.

Section 12.Buyer’s Representations.

Buyer represents and warrants to Seller effective as of the Effective Date and as of the Closing Date, as follows:

(a)Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.  This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b)No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;

(c)Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.  Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in

13

property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(d)Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge of Michael Reiter, with no duty of inquiry, an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Section 13.Reserved.

Section 14.Reserved.

Section 15.Notices.

All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 11:59 p.m. (Pacific Time) on a Business Day, otherwise, such notice shall be deemed to have been received on the next succeeding Business Day.  Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15.  Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept.  Any notice to be given by any party may be given by the counsel for such party.

Section 16.Reserved.

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Section 17.Entire Agreement.

This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller.  No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof, except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 18.No Representations or Warranties.

Buyer hereby acknowledges, understands and agrees that it has had an opportunity to inspect the Properties as set forth in Section 6 herein, and except as set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing, the Properties shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN OR IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING (THE “SELLER REPRESENTATIONS”). EXCEPT WITH RESPECT TO THE SELLER REPRESENTATIONS, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER, ANY OF SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, ANY OF SELLER’S ACCOUNTANTS OR ATTORNEYS, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS (OR AS OF CLOSING WILL HAVE HAD THE OPPORTUNITY TO HAVE) CONDUCTED, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE REAL PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, OFFICERS, DIRECTORS, PROFESSIONALS OR EMPLOYEES WITH RESPECT THERETO,

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OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THE SELLER REPRESENTATIONS. UPON CLOSING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY RELATED DOCUMENT, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS. THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE A CLOSING UNDER THIS AGREEMENT.

EXCEPT WITH RESPECT TO SELLER’S EXPRESS OBLIGATIONS AND LIABILITY HEREUNDER (INCLUDING, WITHOUT LIMITATION, AS A RESULT OF A BREACH OF A SELLER REPRESENTATION) AND UNDER ANY RELATED DOCUMENT, BUYER HEREBY RELEASES SELLER, ALL PREDECESSORS IN TITLE AND OCCUPANCY, EACH OF THEIR SUCCESSORS, ASSIGNS, PROPERTY MANAGERS, AND EACH OF THEIR RESPECTIVE MEMBERS, HEIRS, EXECUTORS, EMPLOYEES, ADMINISTRATORS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, TRUSTEES AND LEGAL REPRESENTATIVES (COLLECTIVELY AND INDIVIDUALLY, THE “RELEASEES”) OF AND FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, AND BUYER WAIVES ANY CLAIM AND CAUSE OF ACTION AGAINST THE RELEASEES, AND BUYER COVENANTS NOT TO SUE THE RELEASEES REGARDING, THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND ITS ENVIRONS, REGARDLESS OF WHETHER THE CONDITION RESULTED FROM ON-SITE OR OFF-SITE ACTIVITIES OF ANY ONE OR MORE OF THE RELEASEES OR ANY THIRD PARTY, OR THE CONDITION MIGRATED FROM OR ONTO THE PROPERTIES OR ANY OF THEM, AND REGARDLESS OF WHETHER THE CLAIM OR CAUSE OF ACTION NOW EXISTS OR IS HEREAFTER CREATED UNDER COMMON LAW, OR NOW EXISTS OR IS HEREAFTER ENACTED PURSUANT TO FEDERAL, STATE, COUNTY OR MUNICIPAL LAW OR REGULATION, AND REGARDLESS OF WHETHER THE CONDITION CONSTITUTES A PATENT OR LATENT DEFECT, INCLUDING, WITHOUT LIMITATION, CLAIMS AND CAUSES OF ACTION UNDER: (A) THE FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT AND/OR ANALOGOUS STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS; (B) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL CLEAN WATER AND CLEAN AIR LAWS AND REGULATIONS; (C) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS CONCERNING HAZARDOUS SUBSTANCES AND THEIR USE, GENERATION, HANDLING, TRANSPORT, STORAGE OR DISPOSAL; (D) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS IMPOSING RESTRICTIONS OR PRECONDITIONS ON CLOSURES, TRANSACTIONS OR TRANSFERS OF PROPERTIES OR ENTITIES; AND/OR (E) FEDERAL, STATE, COUNTY AND/OR MUNICIPAL LAWS AND REGULATIONS GOVERNING FLOOD PLAINS, STREAM ENCROACHMENT AND/OR WETLANDS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS SECTION 18 SHALL NOT IN ANY WAY LIMIT THE OBLIGATIONS OR LIABILITY

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OF TENANT UNDER AUB LEASE OR LANDLORD’S RIGHTS AND REMEDIES UNDER THE AUB LEASE.

Section 19.Applicable Law.

This Agreement shall be construed under the laws of the State of New York, without giving effect to any conflict of laws or principles.

Section 20.No Brokers.

Buyer and Seller each hereby represents and warrants to the other that there are no brokers involved or that have a right to proceeds in this transaction or under the AUB Lease.  At Closing, Buyer shall pay Stifel a consulting fee pursuant to a separate written agreement between Buyer and Stifel.  Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party.  The representations, warranties and indemnity obligations contained in this Section 20 shall survive the Closing and delivery of the Deeds or the earlier termination of this Agreement.

Section 21.Attorneys’ Fees.

In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 22.Reserved.

Section 23.No Recording.

Buyer may not record this Agreement or any memorandum of short form hereof.

Section 24.Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day.  If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.  Unless preceded by the word “business,” the word “day” shall mean a calendar day.  The phrase “Business Day” or “Business Days” shall have the meaning set forth in Section 1.  Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 25.Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more

17

counterparts have been signed by each of the parties and delivered to the other party.  Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes.  Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 26.Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 27.No Offer.

This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer.  The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 28.Waiver of Trial by Jury.

THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 29.Assignment.

This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity).  Buyer shall not assign this Agreement to

18

an entity or individual which would make any of the statements, representations or warranties of Buyer set forth in Section 12 of this Agreement untrue or incorrect and any such assignment shall be null and void and without force and effect.  No assignment of this Agreement shall relieve Buyer from any of its obligations set forth herein arising prior to or after the effective date of the assignment.  In addition, Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer any individual Property to one or more affiliates of Buyer in lieu of transferring the Properties to Buyer at Closing.  The final documents to be delivered at Closing, including, without limitation, the deed(s), the Assignment(s) of Intangible Property and the AUB Lease, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Section 30.Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 31.Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 32.Confidentiality.

Seller and Buyer shall maintain the existence of this transaction and the terms and provisions contained herein in the strictest confidence and shall not, without prior written consent of the other party (which consent may be withheld in such party’s sole and absolute discretion), disclose to any other person (other than each party’s respective attorneys, accountants, consultants, lenders, agents and/or advisors who are involved in the transaction and potential investors on the condition that all such persons shall be bound by the confidentiality provisions hereof) or entity by any means whatsoever: (a) any information pertaining to the Due Diligence Materials, (b) any information pertaining to the Agreement, or (c) any information or documentation (written or oral) provided by the other party or its agents and representatives concerning the other party or the other party’s business.  Notwithstanding the foregoing, Seller and Buyer, or any direct parent entity of Seller or Buyer, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Agreement and the transactions contemplated hereby, as the disclosing party may determine is required under the Exchange Act, the Securities Act, the rules and regulations of the SEC or any Securities Exchange, or other applicable laws, rules or regulations.

Section 33.Press Release.

Neither Seller nor Buyer shall issue any press release or other public announcement with respect to this Agreement to the press or the public without the prior written consent of the other

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(not to be unreasonably withheld, conditioned, or delayed).  Notwithstanding the foregoing, Seller and Buyer, or any direct parent entity of Seller or Buyer, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Agreement and the transactions contemplated hereby, as the disclosing party may determine is required under the Exchange Act, the Securities Act, the rules and regulations of the SEC or any Securities Exchange, or other applicable laws, rules or regulations.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the Effective Date.

SELLER:

ATLANTIC UNION BANK,
a Virginia banking corporation

By:	/s/ Robert M. Gorman
Name:	Robert M. Gorman
Title:	EVP & Chief Financial Officer

BUYER:

BLUE OWL AUB VA OWNER LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Representative

[Signature Page to Agreement for Purchase and Sale of Real Property]

EXHIBITS AND SCHEDULES

Exhibit A	-	Legal Description of the Land*
Exhibit B	-	Form of Deed*
Exhibit C	-	Form of AUB Lease
Exhibit D	-	Allocation of Purchase Price*
Exhibit E	-	Bill of Sale*
Exhibit F	-	Form of Post-Closing Side Letter*
Exhibit G	-	Assignment of Intangible Property*
Exhibit H	-	FIRPTA*
Schedule 6(b)	-	Due Diligence Materials*

* Omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

EXHIBIT C

Form of AUB Lease

(attached)

Final Form

LEASE AGREEMENT

By and Between

BLUE OWL AUB VA OWNER LLC, a Delaware limited liability company

(“Landlord”)

and

ATLANTIC UNION BANK, a Virginia banking corporation

(“Tenant”)

Property Address: [____________]

TABLE OF CONTENTS

1.	Basic Terms	1
2.	Definitions and Base Provisions	2
3.	Granting Clause	10
4.	Use	12
5.	Rent	13
6.	True Lease.	15
7.	Net Lease	16
8.	Real Estate Taxes	17
9.	Personal Property Taxes	19
10.	Operating Expenses	20
11.	Tenant’s Repair and Maintenance Responsibilities	20
12.	Compliance with Laws	23
13.	Surrender of Premises	24
14.	Alterations	24
15.	Entry by Landlord	27
16.	Tenant’s Insurance Obligations	28
17.	OFAC	33
18.	Waiver of Subrogation	34
19.	Fire or Other Casualty	35
20.	Condemnation	37
21.	Indemnification	39
22.	Assignment and Subletting	41
23.	Liens	44
24.	Tenant’s Default	45
25.	Remedies of Landlord	45
26.	Subordination/Attornment	48
27.	Estoppel Certificate	49
28.	Hazardous Materials	50
29.	Press Releases	53
30.	Holding Over	53
31.	Financial Covenants	54
32.	Quiet Enjoyment	54
33.	Notices	54
34.	Personal Liability	54
35.	Entire Agreement	55
36.	Amendments	55
37.	Legal Interpretation	55
38.	Option to Renew	56
39.	Authority to Enter into Lease	57
40.	Parties Bound	57
41.	Counterparts; Electronic Signatures	57
42.	Severability	57
43.	Waiver of Jury Trial; Consequential Damages	58
44.	Memorandum of Lease	58

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45.	Brokers	58
46.	Confidentiality	58
47.	Customer Records	60
48.	REIT Protection	61
49.	Guaranty	62
50.	Landlord’s Default	62
51.	Landlord Lien	63
52.	Locks And Security System	63
53.	Communications Equipment	63
54.	Force Majeure	63
55.	Signage	64
56.	Landlord Reimbursement	64

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the ___ day of September, 2023 (the “Effective Date”), by and between BLUE OWL AUB VA OWNER LLC, a Delaware limited liability company (“Landlord”), and ATLANTIC UNION BANK, a Virginia banking corporation (“Tenant”).

RECITALS

A.	Tenant was the fee simple owner of the Premises prior to the Effective Date.
B.	Landlord acquired the Property from Tenant pursuant to that certain Agreement for Purchase and Sale of Real Property dated as of the date hereof (the “Purchase Agreement”).
C.

In connection with the closing of the transactions contemplated under the Purchase Agreement, Landlord and Tenant are executing this Lease, pursuant to which Landlord shall lease the Premises to Tenant, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Basic Terms.

(a)	“Base Rent”: Base Rent shall be paid in accordance with and in the amounts set forth on Exhibit A attached hereto and made a part hereof, subject to increases as set forth herein.
(b)	“Building”: The building or buildings located on the Property and made a part hereof.
(c)	“Commencement Date”: The Effective Date.
(d)

“Expiration Date”:  The last day of the calendar month in which the two hundred fourth (204th) monthly anniversary of the Commencement Date shall occur, subject to extension pursuant to Section 38 of this Lease.

(e)	“Option to Renew”: [ ] additional periods of [ ] years each under the terms and conditions set forth in Section 38 of this Lease.
(f)	“Premises”: Collectively, the Building and the Property.
(g)	“Property”: Those certain tracts or parcels of land more particularly described on Exhibit B attached hereto and made a part hereof.
(h)	“Term”: The period commencing on the Commencement Date and expiring on the Expiration Date, unless extended pursuant to Section 38 of this Lease.

2.Definitions and Base Provisions.

For purposes of this Lease, the following terms shall have the meanings indicated below:

(a)

“ADA”:  The Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

(b)

“Affiliate”:  With respect to Landlord or Tenant, shall mean a person or entity that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such person or entity.

(c)	“Alterations”: Defined in Section 14(a) hereof.
(d)

“Anti-Money Laundering Laws”:  The BSA and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (commonly referred to as the USA Patriot Act), P.L. 107-56, as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

(e)	“Architect”: A duly licensed architect selected by Tenant to complete any applicable Tenant’s Work, who is reasonably acceptable to Landlord.
(f)	“Base Rent”: Defined in Section 1(a) hereof.
(g)	“BOREC Landlord”: BLUE OWL AUB VA OWNER LLC, a Delaware limited liability company or any of its Affiliates.
(h)

“BSA”:  The Bank Secrecy Act (otherwise known as the Currency and Foreign Transactions Reporting Act), 31. U.S.C. §§ 310 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

(i)	“Building”: Defined in Section 1(b) hereof.
(j)

“Change of Control”: After the Effective Date, an entity other than a Financial Services Institution, an underwriter in a public offering, an initial purchaser in an offering under Rule 144A (or any successor rule thereto) of the Securities Act, or an Affiliate of Tenant or Guarantor, acquires Control of the Guarantor or the Tenant, with Tenant or Guarantor’s knowledge (provided that Tenant and Guarantor shall be deemed, as of such filing date, to know the contents of any ownership percentage statements filed with the SEC with respect to the Guarantor pursuant to Section 13(d) or 13(g) of the

Exchange Act), without Regulatory Approval being obtained or required for such Change of Control.

(k)	“Code”: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
(l)	“Commencement Date”: Defined in Section 1(c) hereof.
(m)

“Comparable Buildings”:  With respect to any Building, other buildings in the market in which the applicable Building is located that are comparable in size, design, use, age, location, class and quality to such Building.

(n)

“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its Affiliates, divisions and subsidiaries, which such party or its related persons or entities provide to the other party or its related persons whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished, and any material prepared by a party or its related persons or entities, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its related persons or entities in breach of this Lease; (ii) was or becomes available to the other party or its related persons or entities on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its related persons or entities, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

(o)

“Construction Contract”: With respect to any Tenant’s Work, the applicable construction contract by and between the applicable Contractor and Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(p)	“Contractor”: With respect to any Tenant’s Work, a contractor selected by Tenant to complete such Tenant’s Work and reasonably acceptable to Landlord.

(q)

“Control”: (i) With respect to an entity that is a corporation, limited liability company, partnership or other entity, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the ownership interests of the entity or (ii) with respect to any publicly traded company, more than twenty-five percent (25%) of the voting rights attributable to the ownership interests of the publicly traded company.

(r)	“Customer Records”: Defined in Section 47 hereof.
(s)	“Default Rate”: The lesser of (i) the Prime Rate plus five percent (5%) per annum, compounding annually, or (ii) the highest rate allowed by applicable Law.
(t)	“Effective Date”: Defined in the Preamble hereof.
(u)

“Encumbrance”:  Any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, lease, sublease, attachment, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, covenant, condition, restriction, reciprocal easement agreement, declaration or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give or enter into any of the foregoing.

(v)

“Environmental Laws”:  All Laws, Permits, orders and other legally-binding declarations of any Governmental Authority pertaining to environmental, health or safety matters or Hazardous Materials, including but not limited to the (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (2)  Hazardous Substances Transportation Act (49 U.S.C. §1802 et seq.), (3) Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, (4) Water Pollution Control Act (33 U.S.C. §1251 et seq.), (5) Safe Drinking Water Act (42 U.S.C. §300f et seq.), (6) Clean Water Act (33 U.S.C. §1321 et seq.), (7) Clean Air Act (42 U.S.C. §7401 et seq.), (8) Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), (9) Toxic Substances Control Act (15 U.S.C. §2601 et seq.), (10) Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), (11) Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. §7401 et seq.), (12) National Environmental Policy Act (42 U.S.C. §4321 et seq.), (13) Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), (14) Occupational Safety and Health Act (29 U.S.C. §651 et seq.), (15) Refuse Act of 1999 (33 U.S.C. § 407 et seq.), (16) Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), (17) Marine Protection, Research and Sanctuaries Act (33 U.S.C. § 1401 et seq.), (18) Noise Control Act (42 U.S.C. §  4902 et seq.), (19) Atomic Energy Act (42 U.S.C. §  2011 et seq.) and (20) Nuclear Waste Policy Act of 1982 (42

U.S.C. § 10101 et seq.), and any similar state or local Laws and any and all rules and regulations in effect under such Laws.

(w)	“Event of Default”: Defined in Section 24 hereof.
(x)	“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(y)	“Expiration Date”: Defined in Section 1(d) hereof.
(z)

“Final Completion”: With respect to any Tenant’s Work (a) the completion of construction of such Tenant’s Work, including all “punch list” items, in accordance with the applicable Plans as certified by the applicable Contractor, and (b) all Permits required for the legal occupancy of such Tenant’s Work, if any, have been obtained.

(aa)

“Financial Services Institution”: Any entity that performs one or more of the following activities (whether directly or indirectly through a subsidiary Controlled by the entity):  (i) operation of a state or federally regulated commercial bank, savings bank, savings and loan association, credit union, mutual or thrift association or any other institution that accepts deposits of money, (ii) operation of a stock brokerage firm, (iii) mortgage broker, (iv) finance company, mortgage company or any other institution that lends money, (v) investment banking, (vi) insurance brokerage, and (vii) provision of any other financial services or sale of any products that Tenant is permitted to offer by Law.

(bb)	“Guarantor”: Atlantic Union Bankshares Corporation.
(cc)

“Hazardous Materials”: Each of the following: (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radiation, mold or other microbial matter, odors, noise, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas, condition or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental authority, or that poses a hazard to human health or safety or to the environment in violation of applicable Environmental Law.

(dd)	“Indemnified Party”: With respect to any indemnification obligation contained in this Lease, the individual or entity so indemnified by the indemnifying party.
(ee)	“Landlord”: Defined in the Preamble hereof.

(ff)	“Landlord Claim”: Defined in Section 21(a) hereof.
(gg)

“Landlord Indemnified Parties”:  Landlord and Landlord Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, employees, attorneys and representatives.

(hh)	“Landlord Mortgage”: Defined in Section 26(b) hereof.
(ii)	“Landlord Mortgagee”: Defined in Section 26(b) hereof.
(jj)	“Landlord Notice Address”:

c/o Blue Owl Real Estate Capital LLC

30 N. LaSalle, Suite 4140

Chicago, Illinois 60602

Attention: Asset Management

E-mail: RealEstateAM@blueowl.com

With a copy to

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: David A. Rosenberg & Michael C. Shultz

E-mail: david.rosenberg@kirkland.com; michael.shultz@kirkland.com

(kk)	“Landlord’s Representatives”: Landlord’s agents, attorneys, representatives, members, directors, officers and employees.
(ll)	“Late Charge”: Defined in Section 5(c) hereof.
(mm)

“Law”:  All applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, common law, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions.

(nn)	“Lease”: Defined in the Preamble hereof.
(oo)	“Loss(es)”: Defined in Section 21 hereof.
(pp)

“Occupancy Compliance Percentage”: At any time, a fraction, the numerator of which shall be the then aggregate annual Base Rent payable under this Lease and the Other Lease(s) (excluding, however, any such leases where Tenant or an Other Tenant thereunder is not in compliance with the provisions of Section 4(b) of this Lease or Section 4(b) of such

Other Lease), and the denominator of which shall be the then aggregate annual Base Rent payable under this Lease and the Other Leases.

(qq)

“OFAC Laws and Regulations”:  All Laws administered by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), interpretive guidance or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business, as same may be amended from time to time.

(rr)	“Option to Renew”: Defined in Section 1(e) hereof.
(ss)	“OSREC”: Any direct or indirect owner of Landlord that is a “real estate investment trust” within the meaning of Section 856(a) of the Code.
(tt)

“Other Lease(s)”:  Individually or collectively, as the context may require, each of those certain lease agreements entered into by Landlord, as landlord, and Tenant, as tenant, on the Effective Date with respect to an Other Site or Other Sites, as amended, modified or assigned; provided, however, that with respect to each such lease agreement, in the event, and for so long as, the Landlord under each lease agreement is not an Affiliate of the then-current Landlord hereunder, then such lease agreement shall no longer be considered an “Other Lease”.

(uu)	“Other Site(s)”: Individually or collectively, as the context may require, the real property and improvements acquired by Landlord pursuant to the Purchase Agreement (other than the Premises).
(vv)	“Other Tenant(s)”: Individually or collectively, as the context may require, the tenant under the Other Lease(s).
(ww)	“Permits”: All permits, licenses, approvals, authorizations, consents, waivers, exemptions, registrations, and certificates obtained from any governmental authority or required by any Law.
(xx)

“Permitted Encumbrances”:  Any and all Encumbrances (i) affecting any portion of the Premises as of the Commencement Date, including, but not limited to, those Encumbrances shown on Landlord’s title policy obtained on the Effective Date, (ii) consisting of current taxes and assessments with respect to the Premises, not yet due or payable, (iii) arising or created by municipal and zoning ordinances and (iv) arising after the Commencement Date that are (a)  terminable by Tenant, its successors or assigns, upon no less than thirty (30) days’ prior notice without any premium, fee or penalty, and/or (b) expressly consented to by Landlord in writing pursuant to the terms and conditions of this Lease.

(yy)

“Permitted Use”: Use as a Financial Services Institution, general office use, any uses currently permitted on the Premises by applicable Law and any other purpose for which the Premises is being used as of the Commencement Date, and/or other ancillary uses to the extent permitted by applicable Law.

(zz)

“Personal Property”:  All personal property on the Premises, which shall include, without limitation, all business machinery and equipment, including, but not limited to, specialized equipment unique to the nature of Tenant’s business, business records, furniture, furnishings, communications equipment, office equipment, computer equipment, computer software, computer tapes, computer program tapes, computer program disks, computer program documentation and manuals, computer program codes, customer accounts, customer lists, customer information, inventory and proprietary information which may belong to Tenant or be in the possession of Tenant, which is located or used upon, in or about the Premises during the Term, or any renewal or extension thereof.  Any generator and associated equipment located at the Premises, if any, shall constitute a fixture and shall not constitute Personal Property.

(aaa)	“Plans”: With respect to any Tenant’s Work, the plans and specifications prepared by the Architect and approved by Landlord.
(bbb)	“Premises”: Defined in Section 1(f) hereof.
(ccc)

“Prime Rate”:  The interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”.  The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect.  In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points.  If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

(ddd)	“Prohibited Persons”: Defined in Section 17(b) hereof.
(eee)	“Property”: Defined in Section 1(g) hereof.
(fff)	“Purchase Agreement”: Defined in Recital B hereto.
(ggg)	“Real Estate Taxes”: Defined in Section 8(a) hereof.

(hhh)

“Regulatory Approval” means any regulatory authorization, consent, order, or approval from, or filing with or notice to and non-objection by, the Board of Governors of the Federal Reserve System (including any delegate acting under delegated authority), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (or, in each case, any successor regulatory agency or body), or any state level bank or bank holding company regulatory authority.

(iii)

“Release”:  Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, presence of, exposure to or disposing into the environment or the workplace of any Hazardous Materials, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.

(jjj)	“Renewal Amendment”: Defined in Section 38(e) hereof.
(kkk)	“Renewal Notice”: Defined in Section 38(a)(i) hereof.
(lll)	“Renewal Option”: Defined in Section 38(a) hereof.
(mmm)	“Renewal Term”: Defined in Section 38(a) hereof.
(nnn)	“Rent”: Defined in Section 5(b) hereof.
(ooo)	“Repossessed Premises”: Defined in Section 25(c) hereof.
(ppp)	“Restoration Standards”: Defined in Section 19(a) hereof.
(qqq)	“SEC”: The U.S. Securities and Exchange Commission.
(rrr)	“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(sss)	“SNDA”: Defined in Section 26(a) hereof.
(ttt)	“Securities Exchange”: The New York Stock Exchange or The Nasdaq Stock Market.
(uuu)	“Substitute Tenant”: Defined in Section 25(c) hereof.
(vvv)	“Taxes”: Defined in Section 8(e) hereof.
(www)	“Tenant”: Defined in the Preamble hereto.
(xxx)	“Tenant Notice Address”:

Atlantic Union Bank
4300 Cox Road

Glen Allen, Virginia 23060

Attention: Robert Gorman, Chief Financial Officer

With a copy to the same address

Attention: Rachael Lape, General Counsel

(yyy)	“Tenant’s Personal Property”: Defined in Section 13 hereof.
(zzz)	“Tenant’s Representatives”: Tenant’s agents, attorneys, representatives, directors, officers and employees and any mortgagee of Tenant’s interest in this Lease or in the Premises.
(aaaa)	“Tenant’s Work”: Defined in Exhibit C hereof.
(bbbb)	“Term”: Defined in Section 1(h) hereof.
(cccc)	“Transfer”: Defined in Section 22(b) hereof.
(dddd)	“U.S. Publicly-Traded Entity”: Defined in Section 17(a) hereof.
(eeee)	“Utility Charges”: Defined in Section 10(a) hereof.

3.Granting Clause.

(a)

Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions contained in this Lease, does hereby lease, demise, let and deliver to Tenant, and Tenant, in consideration of the covenants and agreements to be performed by Landlord and upon the terms and conditions contained in this Lease, does hereby lease from Landlord, the Premises, to have and to hold for the Term. Tenant acknowledges receipt and delivery of complete and exclusive possession of the Premises, subject to the Permitted Encumbrances. Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Lease, Tenant has been in continuous ownership and possession of the Premises, and, accordingly, Tenant is fully familiar therewith, and Tenant has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purposes hereunder.  Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is,” “where is” and “with all faults” in its present condition.  Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Premises as of the Commencement Date, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL CONDITION OF THE PREMISES,  ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

Without limiting the foregoing, Tenant realizes and acknowledges that factual matters existing as of the Commencement Date now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and Landlord Mortgagee, and each of their respective successors and assigns, and their respective members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives, from any and all such unknown Losses.

(b)

Landlord and Tenant covenant and agree that:  (i) each will treat this Lease as a true lease for state law reporting purposes except as otherwise required by applicable Law; (ii) each will treat this Lease under U.S. generally accepted accounting practices and federal, state and local income tax purposes as an “operating lease” or “true lease,” as applicable, unless otherwise determined by Landlord’s professional advisors; and (iii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 3(b); provided, however, that nothing herein shall prevent a party from settling or offsetting any proposed deficiency or adjustment by any governmental authority challenging such intended income tax treatment, and no party will be required to litigate any proposed adjustment by any governmental authority challenging such intended income tax treatment.  In the event that the income tax treatment described in this Section 3(b) is disputed by any governmental authority, the party receiving the notice of the contest shall provide the other party with prompt written notice thereof (which, in any event, shall be within thirty (30) days of receiving notice of such contest from the governmental authority).

(c)

Tenant acknowledges that fee simple title (both legal and equitable) to the Premises is vested in Landlord and that Tenant has only the leasehold right of possession and use of the Premises as provided herein.

4.Use.

(a)

Tenant may use the Premises for the Permitted Use and ancillary uses associated therewith, in all cases subject to and in compliance with all Laws and Permitted Encumbrances.  Tenant shall use the Premises only as provided by and in accordance with all Permitted Encumbrances, subject to Landlord’s reservation of rights herein.  Tenant shall not use or occupy the Premises, or any part thereof, nor permit or allow the Premises or any part thereof to be used or occupied, for (x) any purpose or in any manner which is in violation of any Law or a violation of the provisions set forth in Section 28 or any other provision of this Lease or (y) in any manner which violates any certificates of occupancy for the Premises or makes void or voidable any insurance then in force with respect thereto as is required pursuant to Section 16 hereof.  Tenant’s occupancy of the Premises will be in compliance with all Laws and insurance requirements, and as otherwise provided in this Lease.  Tenant shall neither suffer nor permit the Premises or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (I) might impair Landlord’s title thereto or to any portion thereof, (II) may make possible a claim of adverse use or possession or an implied dedication of the Premises or any portion of the Premises, or (III) may subject the Premises or this Lease to any Encumbrances, other than Permitted Encumbrances.  Notwithstanding anything herein to the contrary, Tenant shall not (1) permit any unlawful practice to be carried on or committed in the Premises; (2) make any use of or allow the Premises to be used for any purpose that might invalidate or increase the rate of insurance thereof; (3) deface or injure the Premises; (4) overload the floors, walls or ceilings of the Premises; (5) commit or suffer any material waste in or about the Premises; (6) use the Premises in any manner that may diminish the value of the Premises in any material respect; or (7) use the Premises for any of the following purposes without the Landlord’s prior consent (in its sole and absolute discretion): (i) bar, nightclub, adult bookstore or video shop or other adult entertainment establishment; (ii) incineration or reduction of garbage or any garbage dumps on the Premises; (iii) mortuary; (iv) fire sale, bankruptcy sale or auction house operation; (v) laundry or dry cleaning plant or laundromat; (vi) gas station; (vii) automobile, truck, trailer or RV repairs on-site; (viii) “flea market”, secondhand, surplus or other “off-price” or deep discount store; (ix) massage parlor; (x) carnival; or (xi) gambling or off-track betting operation.

(b)

Until the seventh (7th) anniversary of the Commencement Date, subject to Section 4(e), except during periods when the Premises may be untenantable by reason of fire or other casualty, condemnation or other reasons of Force Majeure (provided, however, during all such periods while the Premises are untenantable, Tenant shall comply with the terms and conditions of Section 19 and Section 20 of this Lease), Tenant shall continuously occupy the Premises and operate its business on the Premises in the ordinary course.  Notwithstanding any provision hereof to the contrary, the provisions of this Section 4(b) shall cease to apply, and Tenant shall have no further obligation to comply with the provisions of this Section 4(b), if (x) the Landlord under this Lease ceases to be an BOREC Landlord, and (y) at any given time, the annual Base Rent under this Lease and the Other Leases ceases to be equal to or greater than an amount equal to thirty percent (30%) of the aggregate annual Base Rent payable under this Lease and the Other Lease(s).  Notwithstanding the foregoing, it is understood and agreed that Tenant shall remain liable for each and every obligation under this Lease with respect to the Premises, including any and all obligations to pay the Rent due hereunder, regardless of whether Tenant shall occupy the Premises pursuant to this Section 4(b).

(c)

Tenant will not enter into any agreements or consent to any transaction or instruments that will create an Encumbrance on the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for complying with the terms and conditions of, and paying the costs and expenses under, all Encumbrances on the Premises (other than Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage). Tenant shall not, without Landlord’s prior written consent (in Landlord’s sole discretion), apply for or otherwise seek or obtain any zoning changes or variances with respect to the Property.

(d)	Tenant shall have the right to access and use the Premises twenty-four (24) hours per day, seven (7) days per week.
(e)

Notwithstanding anything to the contrary contained herein, it shall not be a breach hereof if Tenant fails to occupy the Premises in accordance with Section 4(b) so long as (i) the Occupancy Compliance Percentage is not less eighty percent (80%); and (ii) Tenant continues to pay all Rent due hereunder, without setoff or abatement, and continues to comply with the rest of the obligations under this Lease.

5.Rent.

(a)

Tenant shall pay Base Rent to Landlord in the manner provided in Section 5(b) in equal consecutive monthly installments in advance on or before the first (1st) day of each calendar month commencing as of the Commencement Date and continuing through the Term.  If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such month shall be prorated by multiplying such Base Rent by a fraction, the numerator of which is the number of days of the Term within such calendar month and the denominator of which is the total number of days within such calendar month.  Tenant shall pay its first monthly installment of Base Rent, which may be prorated pursuant to this Section 5(a), on the Commencement Date in connection with Landlord’s acquisition of the Premises pursuant to the Purchase Agreement.

(b)

For purposes of this Lease, the Base Rent, the Real Estate Taxes, the Utility Charges and any and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Lease at any time and from time to time are sometimes collectively referred to as “Rent”; and, in the event of any failure on the part of Tenant to pay any portion of the Rent, every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord and the Landlord Indemnified Parties under this Lease (including reasonable attorneys’ fees and court costs) shall be deemed to be Rent.  All Rent is payable in lawful money of the United States of America and legal tender for the payment of public and private debts without notice, demand, abatement, deduction, or setoff under any circumstances, in accordance with the ACH information as Landlord designates to Tenant in writing from time to time.

(c)

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which are presently anticipated to be extremely difficult to ascertain.  Accordingly, if any installment of Rent due to Landlord is not paid within two (2) business days after delivery to Tenant of written notice from Landlord that Tenant has failed to pay Rent when due (provided, however, that Tenant shall only be entitled to such two (2) business day grace period three (3) times in any twelve (12) month period during the Term), then Tenant shall pay Landlord upon demand a late charge equal to the lesser of (x) five percent (5%) of the delinquent installment of Rent and (y) the highest amount allowed by applicable Law (each a “Late Charge”).  The parties agree that this Late Charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant.  The parties further agree that such Late Charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant.  In addition, any amount of delinquent Rent (including the amount of any Late Charge) due to Landlord shall accrue interest at the Default Rate from the date which is two (2) business days after delivery to Tenant of written notice from Landlord that Tenant has failed to pay Rent when due up to the date such

Rent is paid.  The payment of such Late Charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.  Without limitation of the foregoing, Tenant shall be responsible for payment of all interest, late charges, and other costs and fees imposed by third parties with respect to late payments of Utilities or other third-party charges that are the responsibility of Tenant hereunder.

(d)

For any non-scheduled payment of Rent hereunder that is payable by Tenant on demand by Landlord, such shall be due twenty (20) days following written demand therefor by Landlord, without abatement, deduction, or setoff under any circumstances.

6.True Lease.

(a)

It is the intent of Landlord and Tenant that this Lease establish a “true lease” and an “operating lease” of all parcels constituting the Premises for all purposes under the United States Bankruptcy Code, applicable state law, and for Federal income tax purposes. The Rent for the Term is intended to be “fixed rent” within the meaning of Treasury Regulation Section 1.467-1(h)(3) for each annual period. This Lease is intended to be a “true lease” and does not represent a financing statement, financing lease, financing agreement, device or arrangement, security interest, security agreement, capital lease, mortgage, equitable mortgage, deed of trust, deed to secure debt, trust agreement, or other financing or trust arrangement or any other non-lease transaction, and the economic realities of this Lease are those of a true lease. Each of the parties (1) waives any claim or defense based upon the characterization of the Lease as anything other than a “true lease”, (2) stipulates and agrees not to challenge, and is estopped from challenging, the validity, enforceability or characterization of the lease of the Premises under the Lease as a “true lease,” (3) stipulates and agrees, and is estopped from challenging, that nothing contained in the Lease creates or is intended to create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like and, (4) stipulates and agrees, and is estopped from challenging, that none of the agreements contained herein is intended, or shall be deemed or construed, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant, and (5) shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a “true lease” and does not create a joint venture, partnership (de facto or de jure), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs. Landlord does not intend to convey any fee interest in any of the Premises to Tenant. Tenant does not intend to obtain an interest in the Premises other than a leasehold interest pursuant to the Lease. The Lease may not be construed in any manner to create any relationship between the parties other than a landlord-tenant relationship.

(b)

If, notwithstanding (x) the form and substance of this Lease and (y) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Premises any court of competent jurisdiction finds that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement and Landlord’s title to the Premises shall constitute a perfected first priority lien in Landlord’s favor on the Premises to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Premises, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder).

7.Net Lease.

(a)

Landlord and Tenant acknowledge and agree that (i) this Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Base Rent and any other Rent payable to Landlord shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent and other Rent payable to Landlord throughout the Term with respect to the entire Premises, all as more fully set forth in Section 5. All of the costs, expenses, including Landlord’s expenses, responsibilities and obligations of every kind and nature whatsoever foreseen and unforeseen relating to the condition, use, operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof shall be performed and paid by Tenant, and Landlord shall have no responsibility or liability therefor except solely to the extent such repair is caused by Landlord’s gross negligence or willful misconduct. Landlord’s expenses include the reimbursement of Landlord’s property and casualty insurance premiums on the Building pursuant to Section 10(c). Tenant’s covenants to pay Base Rent, Real Estate Taxes and all other Rent hereunder are independent covenants, and except as otherwise expressly set forth in this Lease, Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature, for force majeure or for any other reason whatsoever.

(b)

Landlord and Tenant intend that the expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 7 are a material inducement to each of Landlord and Tenant in entering into this Lease.

8.Real Estate Taxes.

(a)

During the Term, Tenant shall promptly pay, or cause to be paid, on a cash basis when due to the applicable taxing authority one hundred percent (100%) of all Taxes, including ad valorem, sales, use, rent or similar taxes, including tax increases and re-assessments; payments in lieu of taxes pursuant to any statutory service agreement, payment-in-lieu-of-taxes agreement or the like; assessments, including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, and including assessments under Encumbrances; water, sewer and other utility levies and charges; excise tax levies; fees, including license, permit, inspection, authorization and similar fees; and all other governmental and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character and any kind and nature whatsoever in respect of the Premises (including, without limitation, any Building and/or Property) and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) the Premises or any part thereof or any appurtenance thereto, (ii) any Rent reserved or payable hereunder or any other sums payable by Tenant hereunder, (iii) this Lease or the leasehold estate hereby created or the operation, possession, occupancy or use of the Premises or any part thereof, (iv) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the Property or the leasing or use of the Premises or the Property or any part thereof, or (v) any document to which Tenant is a party creating or transferring an interest or estate in the Premises, together with any interest or penalties thereon (all of which are hereinafter called “Real Estate Taxes”). Notwithstanding the foregoing, there shall be excluded from Real Estate Taxes: all excess profits, transfer, gain, foreign ownership or control, mortgage, intangible, gift, inheritance and succession, estate and income taxes. Tenant shall make such payments directly to the taxing authorities and shall promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments.  Tenant’s obligation to pay Real Estate Taxes shall be absolutely fixed upon the date such Real Estate Taxes become a lien upon the Premises or any part thereof, subject to Section 8(c).  Tenant shall also be responsible for all Real Estate Taxes which, on the Commencement Date, are a lien upon the Premises or any part thereof.

(b)

If Landlord receives a bill for Real Estate Taxes, Landlord shall provide the bill for each installment of Real Estate Taxes to Tenant promptly upon Landlord’s receipt of such bill.  Tenant shall pay the Real Estate Taxes set forth on such bill prior to when due.  If Landlord fails to timely deliver a bill for Real Estate Taxes hereunder and so long as Tenant did not know or would not otherwise have known of such Real Estate Taxes after commercially reasonable due diligence and inquiry, Landlord shall be responsible for any penalties, late charges or other expenses incurred by Tenant if it fails to timely pay such Real Estate Taxes as a result of such delay; provided that the foregoing shall not apply to any ad valorem real property or Personal Property taxes. Tenant shall provide Landlord with reasonable evidence that such Real Estate Taxes have been paid.  If Tenant shall default in the payment of any Real Estate Taxes, Landlord shall have the right (but not the obligation) to pay the same together with any penalties and interest, in which event the amount so paid by Landlord shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate.  Tenant may pay any Real Estate Taxes in installments, if payment may be so made without penalty, fine, premium or interest, except that on the termination of this Lease any Real Estate Taxes which Tenant has elected to pay in installments shall be apportioned between Landlord and Tenant based on the time remaining in the Term.  All Real Estate Taxes for the tax year in which this Lease shall terminate shall be apportioned between Landlord and Tenant on a cash basis.

(c)

Tenant shall have the right, before delinquency occurs, of protesting, contesting, objecting to or opposing, at Tenant’s sole cost and expense, by appropriate legal proceedings conducted in good faith and with due diligence, the legality or amount of any such Real Estate Taxes, assessments or assessed valuations in its own or in Landlord’s name as the case may be, and upon Tenant’s written request, Landlord will, at no cost or expense to Landlord, reasonably cooperate with Tenant; provided, however, that (i) in the case of any unpaid Real Estate Taxes, lien, attachment, levy, encumbrance, charge or claim pursuant to any Law, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Premises, which suspension may be caused by the payment by Tenant of a bond or some other form of security for payment; (ii) neither the Premises, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings solely based on the outcome of the proceeding and not if Tenant has the right to make a curative payment following the outcome of the proceeding to avoid any of the foregoing consequences; (iii) the insurance coverage required by Section 16 shall be maintained; (iv) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all documents in the proceedings, upon request by Landlord; (v) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, and (vi) Tenant shall fund without reimbursement from Landlord any bond, deposit or such other security required by a taxing authority and if reasonably required, by Landlord or Landlord Mortgagee, in connection with any protest or contest contemplated by this Section 8. Landlord shall execute and deliver to

Tenant such authorizations and other documents as may reasonably be required in any such contest, provided Tenant shall reimburse Landlord for its actual out-of-pocket costs associated with such execution, and, if reasonably requested by Tenant, Landlord shall join as a party therein (and at no cost or expense to Landlord).  The provisions of this Section 8(c) shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder.  Without limiting any other provision of this Lease, Tenant shall indemnify, defend, protect and save harmless Landlord and all Landlord Indemnified Parties and the Premises from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord or the Premises or any portion thereof in connection with any such contest and any loss resulting therefrom. Any refund due from any taxing authority in respect of any Real Estate Taxes paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

(d)

In the event that a new special assessment for the Premises (a “New Special Assessment”) is proposed or enacted during the Term, Landlord, promptly following receipt of written notice thereof, shall notify Tenant of such New Special Assessment; provided that, for the avoidance of doubt, failure to provide such notice shall not result in any liability for Landlord or relieve Tenant of any of its obligations hereunder (including, without limitation, Tenant’s obligation to pay Real Estate Taxes).

(e)

Tenant will indemnify Landlord and/or any Landlord Indemnified Parties, on an after-tax basis, against any fees or taxes, including, but not limited to, Real Estate Taxes and any fees or taxes directly attributable to the Premises, including the Business, Professions & Occupational Licenses (“BPOL”) tax assessed by applicable counties (“Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States or any state in connection with this Lease, Landlord’s ownership of the Premises and/or Tenant’s use of the Premises. Landlord and Tenant shall, upon request of the other, promptly provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required tax returns and reports required by a governmental authority.

9.Personal Property Taxes.

Tenant shall be liable for and shall promptly pay when due all personal property taxes related to Personal Property and Tenant’s Personal Property placed in the Premises.  Tenant may, without Landlord’s consent, before delinquency occurs, contest any such taxes related to the Personal Property.

10.Operating Expenses.

(a)

Utilities.  During the Term, Tenant agrees to pay all fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, landscaping, telephone, internet, trash removal, security, and other utilities and services consumed, rendered or used on or about the Premises (or any portion thereof) and such utility franchises as may be appurtenant to the use of the Premises (or any portion thereof) (collectively, “Utility Charges”).  Landlord acknowledges and agrees that Tenant may enter into contracts for any of the foregoing services or the like without Landlord’s prior consent during the Term; provided, that any such contract shall be terminable by Tenant (or Landlord following termination of this Lease in accordance with its terms) at or prior to the expiration or sooner termination of the Lease or upon no more than thirty (30) days’ prior notice to the third-party servicer.  Any resulting termination premium, fee or penalty shall be the sole responsibility of Tenant.

(b)

Third Party Management.  Tenant shall have the right to manage and operate the Premises (or any portion thereof) utilizing third parties for the management and operation thereof, without obtaining Landlord’s prior written consent of such third party.  Notwithstanding the appointment of any third-party manager, Tenant shall remain fully responsible for the Premises in accordance with the terms hereof.

(c)

Tenant agrees to reimburse Landlord for all customary excess liability property and casualty insurance premiums maintained by Landlord on the Building provided the insurance is customary and reasonable for landlords of Comparable Buildings.

11.Tenant’s Repair and Maintenance Responsibilities.

(a)

Throughout the Term, Tenant, at its sole cost and expense, will keep the Premises in a substantially similar condition as existed on the Commencement Date subject to completion of the Required Repairs (reasonable wear and tear, damage from fire or other casualty excepted), whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or the age of the applicable Building, the Property or Tenant’s Personal Property, or otherwise, and will commit or allow no physical waste with respect thereto, and with reasonable promptness, will make all necessary and appropriate repairs and replacements thereto of every kind and nature, including without limitation those necessary to ensure continuing compliance with all Laws and insurance requirements, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen.  Tenant’s maintenance, repair and replacement obligations shall extend to and include, without limitation, all systems serving the Premises and, subject to any Permitted Encumbrances, any parking areas and landscaping on the Property.  The necessity for and adequacy of repairs to any Building or other improvements forming a part of the Premises shall be measured by the standard which is appropriate for and equivalent in quality to such Building’s Comparable Buildings.  Tenant’s obligations under this Section 11 shall, without limitation, include the maintenance, repair and replacement (x) at all times, of any and all building systems, machinery and equipment which exclusively serve the Premises, and (y) the bearing walls, floors, foundations, roofs and all structural elements of the Premises.  Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (i) create (or permit to continue) any dangerous condition, or (ii) create (or permit to continue) any condition which might reasonably be expected to involve any loss, damage or injury to any person or property.  All repairs and replacements shall be in quality and class consistent with such Building’s Comparable Buildings and shall be made promptly as and when necessary. Notwithstanding anything to the contrary contained in this Section 11, Tenant shall not be required to make a replacement of any item in the event that a repair will provide adequate functionality to the item,  would be customary and reasonable in Comparable Buildings and compliant with applicable Law. Repairs and replacements called for as a result of fire and/or other casualty and condemnation shall be made pursuant to the provisions of Sections 19 and 20 hereof, respectively. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Landlord (and not Tenant) shall be responsible for repair of all damage to the extent solely caused by Landlord’s gross negligence or willful misconduct.  In connection with the foregoing, but in no way expanding Tenant’s obligations shall include without limitation, to the extent applicable:

(i)	Maintaining, repairing, and replacing, as necessary, the roof of the Building on the Premises;
(ii)	Maintaining and repairing the bearing walls, floors, foundations, and all structural elements of the Building on the Premises;
(iii)	Maintaining (including periodic window washing and periodic painting) and repairing the facade and exterior walls of the Building on the Premises;
(iv)	Repairing and replacing, as necessary, the doors (including, without limitation, any overhead doors) and windows of the Building on the Premises, and the mechanisms therefor;
(v)	Causing the regular removal of garbage and refuse from the Premises;
(vi)	Causing the regular spraying for and control of insect, rodent, animal and pest infestation, and maintaining in good working order and condition all doors (both swinging and roll-up doors), including, without limitation, all weather seals;

(vii)	Servicing, maintaining, repairing and replacing all systems and equipment serving the Premises, including, without limitation, heating, ventilation, and air-conditioning equipment, and generators;
(viii)

Regular sweeping, cleaning and removal of trash, debris, other materials and stains from the Premises and from the immediately adjacent sidewalks, service drives and loading or delivery areas, if any, of the Premises, as necessary to keep the same clean and in good order and condition;

(ix)	Regular sweeping, cleaning and washing of the interior of the Building, including, without limitation, floors, windows and fixtures, and periodic washing and painting of interior walls;
(x)

Repairing broken, damaged or leaking walls, bathrooms, ceilings, or fixtures and equipment in the interior of the Building, including, without limitation, plate glass windows, windows, floors and lighting fixtures;

(xi)	Irrigating and performing all gardening and landscaping of all lawns, trees, shrubs and plantings comprising part of the Premises; and
(xii)

Tenant shall maintain a contract on at least an annual basis for regular servicing and maintenance (at least once annually) of the heating, ventilating, air conditioning and vertical transportation systems serving the Building, unless Landlord shall otherwise direct.  Upon written request of Landlord, Tenant shall submit to Landlord a copy of such fully paid contract and any extensions, renewals or replacements thereof.  At a minimum, each maintenance contract for any such equipment shall include a provision that such contractor shall be required to coordinate any activities performed on the roof of the Building by a roofing contractor, so as to not void any roof or related warranties.

(b)

Except in connection with the repair of any damage caused solely by Landlord’s gross negligence or willful misconduct, Landlord shall not be required to furnish any services or facilities or make any repairs or alterations in or to the Premises, and Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Premises (including any parking or common areas which comprise part of the Premises) in any way.  Tenant hereby expressly and unconditionally waives, to the fullest extent now or hereafter permitted by Law, the right to make repairs or perform any maintenance at the expense of Landlord which right may be provided for in any Law in effect at the time of the execution and delivery of this Lease or which may hereafter be enacted.  Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.  However, on default of Tenant beyond the expiration of any applicable notice and cure periods in making such repairs or replacements, Landlord may, but shall not be required to make such repairs and replacements for Tenant’s account and the expense thereof shall be paid by Tenant to Landlord upon demand with interest at the Default Rate.

(c)

Except as expressly set forth herein, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition or maintenance of or to the Premises or any part thereof or any improvements thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof.

(d)	Without limiting Tenant’s obligations hereunder, Tenant shall complete the work set forth on Exhibit G (the “Required Repairs”) within the timeframes set forth thereon.

12.Compliance with Laws.

Tenant shall, at its sole cost and expense, use and maintain the Premises in compliance with all Laws, and Tenant shall, at its sole cost and expense, comply with all Laws applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Premises, including without limitation, all Environmental Laws, the ADA and other access laws and those which require the making of any structural, unforeseen or extraordinary changes and including those which involve a change of policy on the part of the governmental body enacting the same.  Tenant shall, at its sole cost and expense, comply with all Encumbrances affecting the Premises or any portion thereof (other than Landlord’s obligations to pay debt service to any Landlord Mortgagee under any Landlord Mortgage). Tenant, at its sole expense, shall comply with the requirements of policies of special form insurance coverage at any time in force with respect to the Premises as required pursuant to Section 16 hereof and with the provisions of all contracts, agreements and restrictions affecting the Premises or any part thereof in effect as of the date hereof or the ownership, occupancy or use thereof.  Without diminishing the obligations of Tenant, if Tenant shall at any time fail to comply as promptly as reasonably practicable with any Law applicable to the Premises, or the use and occupation thereof, Landlord may cause the Premises to so comply and the reasonable costs and expenses of Landlord in such compliance shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate.

13.Surrender of Premises.

Upon the expiration of this Lease pursuant to its terms (or, in the event of a termination of this Lease on a date other than the scheduled Expiration Date of this Lease, as promptly as commercially practicable thereafter (but in any event within thirty (30) days thereafter during which Tenant shall be liable for holdover rent pursuant to Section 30 hereof)), Tenant shall surrender to Landlord the Premises, including all Alterations constructed by Tenant therein (other than Alterations that Tenant is required to remove in accordance with Section 14 below), with all fixtures appurtenant thereto (but not including furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other Personal Property installed or placed on the Premises by Tenant) (collectively, “Tenant’s Personal Property”), free and clear of any occupants or tenancies (including subtenancies) (other than subtenants under subleases as in effect on the date hereof) and in compliance with Laws (including, without limitation, Environmental Laws) to the extent required by Section 12 and Section 28, and in as good (or better) condition and repair as is required pursuant to Section 11, reasonable wear and tear and damage from fire or other casualty excepted. For the avoidance of doubt, to the extent there is any safe or bank vault in the Premises, Tenant shall have no obligation to remove such safe or vault; provided further that Tenant shall not remove any safe or vault without Landlord’s prior written consent. Any of Tenant’s Personal Property installed or placed on the Premises by Tenant or any subtenant or assignee of Tenant, if not removed within thirty (30) days after termination or expiration of this Lease shall be deemed abandoned and become the property of Landlord without any payment or offset therefor if Landlord so elects.  If Landlord shall not so elect, Landlord may remove such property from the Premises and have it stored or disposed of at Tenant’s risk and expense.  Tenant shall repair and restore and save Landlord harmless from all damage to the Premises caused by such removal by Landlord except to the extent caused by the gross negligence or willful misconduct of Landlord.

14.Alterations.

(a)

Tenant shall not make any alterations, renovations, additions or improvements to the Premises or any portion thereof (“Alterations”) without first obtaining the prior written consent of Landlord, provided, however, that so long as no Event of Default has occurred, Landlord’s prior written consent shall not be required, for any Alterations to the Premises that: (i) are not structural additions or structural alterations to the Premises; (ii) will not change the essential nature of any Building as to its current use or ancillary uses; (iii) will not materially and adversely affect the structural elements or roof of any Building, the proper functioning of a Building’s systems nor the value of such Building; and (iv) do not exceed the cost of Four Hundred Thousand and No/100 Dollars ($400,000.00) on a per project basis. For purposes of this Subsection 14(a), any Alterations made to a drive-through lane, drive-through canopy or related element on the Premises shall not be considered structural in nature.  In seeking approval from Landlord of any Alterations, if required, Tenant shall provide Landlord with (1) full and complete drawings and Plans for the proposed Alterations prepared by the Architect or engineer; and (2) notice of whether the Alteration will involve or affect Hazardous Materials.  Tenant shall not have the right to seek any zoning changes or variances in connection with any Alterations without Landlord’s approval, which approval may (1) not be unreasonably withheld, conditioned or delayed if the zoning change or variance is in connection with the use of the Premises as an office building or bank branch or ancillary use and (2) be withheld in Landlord’s sole and absolute discretion if the zoning change or variance is in connection with the use of the Premises for a use other than as an office building or bank branch or ancillary use. Landlord and Tenant agree that any such Alterations (including, without limitation, any need for Landlord consent in connection therewith) shall be subject to this Section 14. Tenant shall procure all necessary governmental permits and approvals prior to commencing construction of any Alteration.  Tenant shall reimburse Landlord upon demand for any reasonable out-of-pocket costs, including, without limitation, attorney’s fees and engineering advisor’s fees not to exceed $7,500, and any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee, related to Landlord’s review of any Alterations where Landlord approval is required or where requested by Tenant, provided that any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee shall not be subject to the foregoing $7,500 cap.

(b)

All Alterations shall be constructed by Tenant, without expense to Landlord, in a good, first-class, professional and workmanlike manner so as not to void or make voidable any roof or other warranties, employing materials of first-class quality free of material defects, and in compliance with all Law, all applicable Encumbrances and all regulations and orders, rules and regulations of the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease. Tenant shall comply with the insurance requirements set forth in Section 16(i).

(c)

Promptly upon the completion of construction of any Alteration that requires Landlord’s consent, is permanently affixed to the Premises and alters the existing footprint or elevation of a Building, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof (and if the Alterations involve any change to the footprint of the applicable Building or the erection of a new building, an ALTA survey for the Premises certified to Landlord and any Landlord Mortgagee), proof of payment for all labor and materials, and if and to the extent commercially obtainable, copies of guarantees, if any, from the Contractor in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord and Tenant at the expense of such Contractor.

(d)

All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant (other than Tenant’s Personal Property installed or placed on the Premises by or on behalf of Tenant) shall be Landlord’s property, and will remain with the Premises without compensation to Tenant unless Tenant elects, in its sole and absolute discretion (but subject to Section 14(a)), to remove such Alteration at any time prior to the expiration or sooner termination of this Lease at its sole cost and expense, in which event such Alteration shall remain the property of Tenant.  Notwithstanding the foregoing, in the case of any Alteration requiring Landlord’s prior written approval, Landlord may condition such approval on Tenant’s agreement to remove all or a portion of such Alteration at the end of the Term, provided that Landlord may not, in any event, require the removal of any bank vault or safe deposit box installed by Tenant nor any cables, wiring and conduits below floors, behind walls or above dropped ceilings.  Landlord shall provide Tenant with notice, simultaneously with Landlord’s written approval of the Alteration, of Tenant’s obligation to remove any Alteration approved by Landlord at the end of the Term. If Landlord does not notify Tenant that Tenant is obligated to remove such Alteration, such Alteration may be removed at Tenant’s option. Upon the expiration or sooner termination of this Lease, all Alterations on the Premises that Tenant desires to remove and/or required by Landlord to be removed as aforesaid, shall be removed from the Premises by Tenant and the Premises restored to good condition and repair, reasonable wear and tear, and damage from fire or other casualty excepted.

(e)

During the Term, Tenant shall have the exclusive right without first obtaining Landlord’s prior written consent, but subject to compliance with all Laws and Encumbrances, to install, operate, maintain, remove and/or relocate any and all automatic teller machines, teller cash recycling machines and any other similar equipment or technology generally used in the banking industry (“ATMs”), safe deposit boxes, overnight deposit boxes, drive-up teller kiosks and any associated improvements in the Building or on the Property, at Tenant’s sole discretion, but subject to the provisions of Article 14. The ATMs shall be deemed Tenant’s Personal Property hereunder and remain the sole property of Tenant, and shall be removed by Tenant at the expiration or earlier termination of this Lease, Tenant being solely responsible for any repairs made necessary by such removal to bring the Premises to a substantially similar condition as on the Commencement Date, reasonable wear and tear, and damage from fire or other casualty excepted. Notwithstanding anything to the contrary herein, Tenant shall have the right, but not the obligation, to remove any safes, safe deposit boxes, overnight deposit boxes, drive-up teller kiosks and any associated improvements, on or prior to surrendering the Premises, provided that, if Tenant elects to not so remove such property, they shall become Landlord’s personal property on expiration or termination of this Lease and further provided that, if Tenant removes such items, Tenant shall be solely responsible for any repairs made necessary by such removal to bring the Premises to a substantially similar condition as on the Commencement Date, reasonable wear and tear, and damage from fire or other casualty excepted.

15.Entry by Landlord.

(a)

Subject to Section 15(b), Landlord or Landlord’s Representatives shall have the right to enter, from time to time, the Premises or any portion thereof during normal business hours (or at such other times as approved by Tenant in advance, which approval shall not be unreasonably withheld or delayed, or as may be reasonably necessary in emergency situations) to (i) inspect the Premises, (ii) exercise its rights and/or obligations under this Lease, or (iii) show the Premises to prospective purchasers, lenders or during the last eighteen (18) months of the Term, to prospective tenants; and Tenant shall not be entitled to any abatement or reduction of Base Rent by reason thereof, nor shall such entry or action by Landlord constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing.  No such entry shall be deemed an eviction of Tenant.  At any time during which Landlord or Landlord’s Representatives are on the Premises, they shall use commercially reasonable efforts to not interrupt or interfere with Tenant’s use of the Premises and shall not cause any damage or injury to persons or property on the Premises.

(b)

Landlord shall give Tenant prior notification by email to Tenant’s real estate manager (which email address shall be provided to Landlord by Tenant) at least two (2) business days prior to Landlord’s entry into the Premises pursuant to Section 15, except in emergency situations or when otherwise consented to by Tenant. Landlord’s Representatives shall provide proper identification upon request while on the Premises. All parties, including, but not limited to, Landlord, prospective purchasers, lenders or tenants, may, at Tenant’s election, be accompanied by an employee of Tenant at all times while within the Premises. If Landlord intends to show the Premises to any prospective purchasers, lenders or tenants who are reasonably determined to be a competitor of Tenant, Landlord shall additionally provide Tenant the name of such prospective purchaser, lender or tenant. Notwithstanding anything herein to the contrary, Landlord hereby acknowledges and agrees that Landlord, its agents, employees, contractors and invitees shall have no right to enter any vaults or other areas designated or marked by Tenant as “Restricted”, “secure areas” or otherwise without the prior written consent of Tenant, which consent may be withheld in Tenant’s reasonable discretion, and if Tenant’s consent is granted, any such entry shall be made only with a representative of Tenant present (except that Tenant’s consent and presence during entry shall not be required in the case of emergencies, in which case reasonable advance notice shall be required, taking into account the type of emergency). In no event shall Tenant be required to provide Landlord with access to Tenant’s alarm code or keys or other independent means of entry to the Premises or any portion thereof.

(c)

Except as otherwise set forth herein, Landlord shall protect, indemnify, defend and hold Tenant, and its successors and assigns, members, managers, partners, shareholders, officers, directors, agents, attorneys, and representatives (collectively, “Tenant Indemnified Parties”) harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, actually imposed upon, asserted against, suffered or incurred by any Tenant Indemnified Party by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against Tenant, for damage, loss or expense due to bodily injury or property damage sustained by such person or persons, which arise out of, are occasioned by, or attributable to Landlord or Landlord’s Representatives’ gross negligence or willful misconduct during Landlord’s entry of the Premises to perform any of its obligations during the Term.  In the event any action or proceeding shall be brought against any Tenant Indemnified Party by reason of any such claim (a “Tenant Claim”), Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant. If at any time a Tenant Indemnified Party shall have received written notice of or shall otherwise be aware of any Tenant Claim which is subject to indemnity under this Section 15(c), such Tenant Indemnified Party shall give reasonably prompt written notice of such Tenant Claim to Landlord; provided, that, except to the extent Landlord is prejudiced in its defense of such Tenant Claim, the failure of such Tenant Indemnified Party to give such a notice to Landlord shall not limit the rights of such Tenant Indemnified Party or the obligations of Landlord with respect to such Tenant Claim. Landlord shall have the right to reasonably control the defense or settlement of any Tenant Claim, provided, that (1) if the compromise or settlement of any Tenant Claim shall not result in the complete release of the Tenant Indemnified Party, the compromise or settlement shall require the prior written approval of the Tenant Indemnified Party, not to be unreasonably withheld, conditioned or delayed and (2) no such compromise or settlement shall include any admission of wrongdoing on the part of the Tenant Indemnified Party, provided, further, that a Tenant Indemnified Party shall have the right, but not the obligation at its election and sole cost and expense, to participate fully in the defense of any Tenant Claim with counsel of its choice. Landlord’s liability under this Section 15(c) shall survive the expiration or earlier termination of this Lease.

16.Tenant’s Insurance Obligations.

(a)	During the Term, Tenant shall provide and maintain property insurance on the Building and other improvements on the Premises on an all-risk basis against physical loss or damage by fire and all other risks and perils for the full replacement cost of the Building, including but not limited to, flood, earthquake, windstorm, including named windstorm, hail and terrorism, in amounts reasonable and acceptable to the Landlord, excluding excavations, footings and foundations, and with a deductible no greater than Twenty Five Thousand and No/100 Dollars ($25,000) for all perils, except for flood and earthquake deductibles which shall be no greater than $100,000 and windstorm, including named storm, or hail deductible shall be no greater than 5% of the full replacement cost of the buildings and 24 months of business interruption as more fully described herein.  Such insurance shall be on terms (x) that have an agreed amount endorsement or with no co-insurance provisions; and (y) with no exclusions for vandalism, malicious mischief, sprinkler leakage or terrorism.  Such policy shall include business interruption insurance insuring an amount equal to or greater than the Base Rent for a minimum of twenty-four (24) months if the Premises is destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Base Rent without diminution).  Such insurance shall also include equipment breakdown coverage.  The property insurance required hereunder shall (i) cover loss sustained when access to all or a portion of a Building is prevented due to an insured peril at a location in the vicinity of the Premises; (ii) cover loss sustained due to the action of a public authority preventing access to a Building provided such order is the direct result of physical damage of the type insured against at such Building; (iii) insure loss caused by damage or mechanical breakdown; (iv) provide an ordinance or law extension with the undamaged portion of the building included as well as coverage for demolition and increased cost of construction with a minimum limit of at least One Million and No/100 Dollars ($1,000,000.00); (v) name Landlord as an Additional Insured and Loss Payee, and its lender(s) and other designees as the Mortgagee and contain a standard mortgage clause and include a loss payee endorsement; and (vi) contain an endorsement providing coverage for cleanup of sudden and accidental pollution releases, with a sub-limit of at least One Hundred Thousand and No/100 Dollars ($100,000.00).  In addition to the foregoing coverages on each Building and other improvements upon the Premises, Tenant shall maintain property insurance covering Tenant’s machinery, equipment, furniture, fixtures, and all other Tenant’s Personal Property at a limit of liability determined by Tenant in its sole discretion.  To the extent any portion of the Premises is located within a high hazard zone, Tenant shall maintain NFIP flood insurance for the Premises to the extent NFIP will provide coverage.

(b)	During the Term, Tenant shall also provide and maintain the following insurance at the terms and in the limits specified below for the Premises:
(i)	Commercial General Liability Insurance against claims for third party Bodily Injury, Personal/Advertising Injury, Property Damage,

and Products/Completed Operations Liability.  Such insurance shall be written on an occurrence basis and such coverage shall include, but not be limited to, assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in this Lease to which this insurance applies, and separation of insureds.  Limits shall be no less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate with no retention or self-insurance provision unless otherwise agreed to in writing in advance by the Landlord.  Tenant shall cause Landlord and its lender(s) or other designees to be named as additional insureds under such insurance.

(ii)

Workers Compensation and Employer’s Liability Insurance insuring against and satisfying Tenant’s obligations and liabilities under the workers compensation laws of the jurisdiction in which the Premises are located, with Employers Liability minimum limits per insured of Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury each accident; Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury by disease, each employee; and Five Hundred Thousand and No/100 Dollars ($500,000.00) Bodily Injury by disease policy limit.  Policies shall include Voluntary Coverage.  Tenant’s worker’s compensation policy shall include a waiver of subrogation in favor of the Landlord.

(iii)

Automobile Liability Insurance for liability arising out of claims for bodily injury and property damage arising from owned (if any), leased (if any), non-owned and hired vehicles used in the performance of the business upon the Premises, with a combined single limit of One Million and No/100 Dollars ($1,000,000.00) per accident for bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

(iv)

Umbrella or Excess Liability Insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (i), (ii) and (iii) above, with a Ten Million and No/100 Dollars ($10,000,000.00) minimum limit per occurrence.  Such insurance shall contain a provision that it will drop down as primary and noncontributory insurance in the event that the underlying insurance policy aggregate is exhausted.

(c)

The required limits and coverages of all insurance set forth in Sections 16(a) and 16(b) above may be reasonably adjusted by Landlord from time to time (but not more frequently than once every five (5) years) in conformity with the then prevailing custom of insuring liability in Comparable Buildings.

(d)

In the event of a casualty or other loss under any property insurance policy, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be treated in the same manner as insurance proceeds.  Tenant shall also cause all such property policies to permit Tenant’s waiver of claims against Landlord under Section 18 for matters covered thereby.  Tenant shall cause Landlord to be named as an Additional Insured and Loss Payee, and Landlord Mortgagee and any superior lessor or fee owner to be named as loss payees and/or mortgagees, as their interests may appear, under all property insurance policies and shall cause the coverage to continue for Landlord’s benefit notwithstanding any act or omission on Tenant’s part.  By this Section 16, Tenant intends that the risk of loss or damage to the Premises and all property thereon, including Personal Property and Tenant’s Personal Property described above, be borne by responsible property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from, its respective property insurance carriers, in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder.  For this purpose, any applicable deductible shall be treated as though it were recoverable under such policies.

(e)

All insurance required to be maintained by Tenant pursuant to Section 16(a) and 16(b) must be maintained with insurers authorized to do business in the jurisdiction in which the Premises is located and which have an A.M. Best Company Rating of at least A/VIII or Standard and Poor’s Rating of at least A.  Tenant shall provide to Landlord, and at each renewal of expiring policies, such certificates as may be reasonably required to establish that the insurance coverage required by this Section 16 is in effect from time to time and that, to the extent commercially available, the insurer(s) or Tenant have agreed to give Landlord and Landlord Mortgagee at least thirty (30) days’ notice prior to any non-renewal or cancellation of, or material modification to, the required coverage.  Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery.  Tenant shall cause all liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental or excess to any coverage that Landlord or Landlord Mortgagee may carry.

(f)

Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket property insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease

(g)

If Tenant fails to obtain the insurance coverage, as set forth in this Section 16 and does not cure its failure within five (5) days after written notice from Landlord, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall, upon demand, pay, as additional Rent, the cost thereof.

(h)

All policies of insurance required to be maintained pursuant to this Lease shall be endorsed, if commercially available, so that if at any time should they be not renewed, canceled, coverage be reduced (by any party including the insured) which affects the interests of the Landlord or Landlord Mortgagee, such non-renewal cancellation or reduction shall not be effective as to Landlord and Landlord Mortgagee for thirty (30) days, except for non-payment of premium which shall be for ten (10) days after receipt by Landlord of written notice of such cancellation or reduction.  In addition to the foregoing, all policies of insurance required to be maintained pursuant to this Lease shall contain terms in accordance with Tenant’s normal business practice and reasonably acceptable to Landlord and shall (i) contain a separation of insureds clause; (ii) name Landlord, Landlord Mortgagee, any ground lessor of the Premises and other entities as mortgagee, additional insureds and/or loss payees, as required by contract; and (iii) be endorsed to waive any rights of subrogation against Landlord, its lenders, and their respective officers, directors, employees, agents, partners, and assigns.  All policies of insurance required to be maintained pursuant to this Lease (other than in respect to automobile liability or workers compensation insurance) shall insure the interests of Landlord and Tenant regardless of any breach or violation by Tenant or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Tenant or others.

(i)

Prior to the commencement of any Alteration; any party, including tenant, performing work shall deliver to Landlord certificates evidencing the existence of: (i) statutory worker’s compensation insurance and $1,000,000 employers liability limits covering all employees of the party.  All worker’s compensation policies will include a waiver of subrogation in favor of the Landlord; (ii) commercial general liability insurance, including completed operations coverage, endorsing Landlord and its designees as Additional Insureds with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate; (iii) for any other party other than Tenant, minimum umbrella limits of at least $5,000,000 each occurrence and general aggregate, endorsing Landlord and its designees as Additional Insureds; and (iv) regardless of the party performing the alterations, the Tenant shall maintain all risk property coverage, either under its own property policy or a separate builder’s risk policy for the full replacement value of the alterations and existing building.  All parties with an insurable interest, including Landlord and its lenders, must be insureds under this property or builder’s risk coverage during the duration of the alterations.

17.OFAC.

(a)

Tenant has taken and will take all reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect ownership interest in the Tenant, to assure that funds invested by such holders in the Tenant are derived from legal sources; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest in Tenant is in or through an entity whose stock or shares are listed and traded on any recognized stock exchange located in the United States (a “U.S. Publicly-Traded Entity”).

(b)

Tenant hereby represents and warrants that neither Tenant, nor, to the actual knowledge of Tenant, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Tenant (1) has been designated by the President of the United States or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or otherwise a person with whom U.S. Persons are prohibited from dealing pursuant to OFAC Laws and Regulations (including without limitation Persons identified on the  “List of Specially Designated Nationals and Blocked Persons”) (any of the foregoing, and any person owned or controlled by any of the foregoing, “Prohibited Persons”), (2) is under investigation by any governmental authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) has been assessed civil penalties under these or related laws, or (4) has had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.  If the foregoing representations are, or become untrue at any time during the Term, and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

(c)

Tenant has taken and will take reasonable steps, consistent with industry practice for comparable organizations and in any event as required by Law, to ensure that Tenant is and shall be in compliance with all (1) Anti-Money Laundering Laws and (2) OFAC Laws and Regulations.  Tenant will not during the Term knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Premises.

(d)	A breach of the representations and/or covenants contained in this Section 17 by Tenant as a result of which Landlord suffers actual damages shall constitute an immediate Event of Default and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

(e)

For purposes of this Section 17, all references to “the actual knowledge of Tenant”, “Tenant’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the corresponding officer or representative of Tenant reasonably expected to have knowledge of BSA/AML Compliance matters.

(f)

Landlord hereby represents and warrants that neither Landlord, nor, to the actual knowledge of Landlord, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Landlord (1) are Prohibited Persons, (2) are under investigation by any governmental authority for, or have been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) have been assessed civil penalties under these or related laws, or (4) have had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.

(g)

For purposes of this Section 17, all references to “the actual knowledge of Landlord”, “Landlord’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the Chief Financial Officer (or, if there is no Chief Financial Officer of Landlord, the corresponding officer or representative of Landlord reasonably expected to have knowledge of such matters).

18.Waiver of Subrogation.

Notwithstanding anything to the contrary set forth in this Lease, to the fullest extent permitted by Law, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is covered by property insurance carried or required by this Lease to be carried by the releasing party.  Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver.  For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates.  Each party shall pay any additional expense, if any, for obtaining such waiver.

19.Fire or Other Casualty.

(a)

All proceeds (except business interruption insurance proceeds not allocated to Rent expenses) payable by reason of any property loss, damage, or destruction of or to the Premises by fire or other casualty, or any portion thereof, under any property policy of insurance required to be carried hereunder, shall be paid to a third-party escrow agent selected by Landlord and reasonably acceptable to Tenant (it being agreed that Landlord Mortgagee shall be deemed a reasonably acceptable escrow agent) (“Escrow Agent”), to act as escrow agent pursuant to this Lease. All funds shall be held for the purpose of restoration of the Premises and made available to Tenant upon request, pursuant to the procedures set forth in this Section 19 for the reasonable costs of preservation, stabilization, emergency restoration, business interruption (other than any amount allocated to Rent expenses), reconstruction and repair, as the case may be, of any damage to or destruction of the Premises, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent due by Tenant hereunder. All proceeds from Escrow Agent (or held directly by Tenant pursuant to the previous sentence) paid to Tenant shall be used first for the repair of any damage to the Premises (other than such payment of Rent).  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, and in accordance with the general terms and conditions of Exhibit C attached hereto, as applicable (collectively, “Restoration Standards”), shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Premises shall belong to Tenant. Tenant shall have the right to reasonably prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Section 19.

(b)

Subject to the terms of this Section 19, Landlord (or Landlord Mortgagee, in its capacity as Escrow Agent shall make available to Tenant the insurance proceeds (net of all reasonable administrative and collection costs, including reasonable attorneys’ fees)) paid to Landlord or Landlord Mortgagee for such repair and rebuilding of the Premises as it progresses (other than any business interruption proceeds to be applied to Rent).  Payments shall be made against certification of the Architect responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor and the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work.  Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord for Landlord’s approval a schedule setting forth the estimated monthly draws for such work.  Landlord shall contribute to such payments, out of any insurance proceeds being held by Landlord, an amount equal to the proportion that the total net amount so held by Landlord bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work.  Landlord may, however, withhold ten percent (10%) from each payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the applicable Building or the Property or to Landlord in connection with repairing, reconstructing and rebuilding. In addition, disbursement of such proceeds to Tenant are subject to any customary conditions of a Landlord Mortgagee.

(c)

If the Premises or any portion thereof is damaged by fire or other casualty, whether or not from a risk covered by insurance, Tenant shall give Landlord prompt written notice thereof and within thirty (30) days after the occurrence of the casualty, Tenant shall provide Landlord with a notice detailing Tenant’s good faith estimate, based on consultations with and supported by reports and recommendations of qualified architects and contractors, of the length of time that it will take following commencement of construction to complete the reconstruction, restoration and repair of the Premises, using customary construction techniques and assuming normal working conditions and work schedules, to reconstruct, restore or repair the Premises in accordance with the terms of this Section 19. In such event, Rent shall continue unabated notwithstanding any casualty. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises or any portion thereof.

(d)

In the event of a fire or other casualty after which this Lease is not terminated pursuant to Section 19(g) below, Tenant shall, at its expense regardless of the amount of any such damage or destruction and whether or not the insurance proceeds attributable to such damage or destruction made available to Tenant, if any, shall be sufficient for the purpose, cause the Premises to be repaired, restored and replaced in accordance with all Law, this Section 19(d) and the Restoration Standards, as expeditiously as practicable using reasonable diligence to a condition as nearly as practicable to that which existed immediately prior to occurrence of the fire or other casualty and otherwise in a good workmanlike manner, using new materials of like quality.

(e)

Except with respect to the termination of this Lease pursuant to Section 19(g), no damage or destruction of the Premises or any portion thereof as a result of fire or any other hazard, risk or casualty whatsoever shall relieve Tenant from Tenant’s liability and obligation to timely pay the full Rent payable under this Lease and Rent shall continue unabated notwithstanding any casualty.

(f)

The provisions of this Lease, including this Section 19 constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

(g)

Notwithstanding the foregoing, if, during the last twelve (12) months of the Term, (x) the Premises are substantially damaged (to the extent of seventy five (75%) percent or more of the replacement cost, as certified by Tenant’s architect or engineer), or (y) the Premises are rendered wholly unusable, by fire or other casualty, then in any such event, Tenant may elect not to restore the Premises and to terminate the Lease by written notice to Landlord given within sixty (60) days after such fire or casualty. In such event, the date for the expiration of this Lease shall be the date in which Landlord is paid by Tenant (whether with the insurance proceeds and/or its own funds) the sum equal to the replacement costs for the Building (excluding the replacement costs of Tenant’s Personal Property). Upon such date, the Term shall expire as fully and completely as if it were the Expiration Date. Any Rent owing shall be paid up to such termination date, and any payments of Rent made by Tenant that were on account of any period subsequent to such date shall be returned to Tenant.

20.Condemnation.

(a)

Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises or any portion thereof, and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection therewith.  Subject to the remainder of this Section 20, if during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, all compensation awarded or paid as a result thereof shall belong to and be the property of Landlord without any participation by Tenant and without any deduction therefrom for any estate hereby vested in or owned by Tenant and Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Premises or any part thereof, subject to the other provisions of this Section 20.  Landlord shall have the exclusive power to collect, receive and retain any such award proceeds and to make any compromise or settlement in connection with such award, provided that Landlord shall consult with Tenant in the settlement or compromise of any such award to the extent Tenant has restoration obligations relating to such taking pursuant to this Section 20.  Nothing herein shall be deemed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceeding for loss of business or depreciation to, damage to or cost of removal of, or for value of, stock, trade fixtures, furniture, machinery, equipment and other personal property belonging to Tenant (including, without limitation, Tenant’s Personal Property), provided that no such claim shall diminish or otherwise adversely affect Landlord’s award.  Tenant agrees to execute any and all further documents that may be reasonably required in order to facilitate collection by Landlord of any and all awards.  Tenant, in cooperation with Landlord, shall have the right to participate in any condemnation proceedings for the purpose of protecting Tenant’s interest hereunder.

(b)

If during the Term all or substantially all of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, then Tenant may, not later than thirty (30) days after any such taking, give notice to Landlord of its intention to terminate this Lease on any business day specified in such notice which occurs not less than thirty (30) nor more than one hundred eighty (180) days after such taking.  In such event, this Lease shall terminate on the date set forth in the notice provided by Tenant and upon such termination neither party shall have any obligation to the other under this Lease. A taking of substantially all of the Premises under this Section 20(b) shall be deemed to have occurred if (i) thirty-five percent (35%) or more of the square footage of the Building shall have been subject to a taking and the Premises can no longer reasonably be used by Tenant in substantially the manner it has previously operated or (ii) there shall have been a permanent loss of access, ingress or egress, parking capacity or any other appurtenance necessary for the operation of the Premises substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor.

(c)

If during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof and if the Lease is not terminated pursuant to Section 20(b) as expressly provided in Section 20(b), then this Lease shall continue in full effect without abatement or reduction of Rent or other sums payable by Tenant under this Lease, notwithstanding such taking or private purchase; provided that, notwithstanding the foregoing, if the Lease is not terminated pursuant to Section 20(b), then the Base Rent shall be reduced by an amount equal to the product of (i) the net award received by Landlord for such taking (which shall be reduced by any amounts made available to Tenant pursuant to the terms hereof and any reasonable costs or expenses actually incurred by Landlord in connection with such taking) multiplied by (ii) 7.75%.  Tenant shall, promptly after any such taking and at its expense (regardless of whether any awards are available as a result of such taking), repair any damage caused by any such taking in accordance with this Section 20 and the Restoration Standards and so that, after the completion of such repair, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking, except for ordinary wear and tear and damage by fire or other casualty.  In the event of a taking as described in this Section 20(c), all of the net award collected by Landlord pursuant to Section 20(a) shall be held by Landlord (or Landlord Mortgagee) and applied and paid over toward the cost of repair of damage due to such taking against certificates of Tenant, signed by an authorized officer of Tenant, delivered to Landlord from time to time as such repair progresses or is completed, each such certificate describing such repair for which Tenant is requesting payment, the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such repair.  If the cost of repairs shall exceed the net award collected by Landlord, Tenant shall pay the deficiency.  Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration shall be retained by Landlord.

(d)

If the use or occupancy of the Premises or any portion thereof shall be temporarily requisitioned by any governmental authority, civil or military, then this Lease shall continue in full effect notwithstanding such requisition, without abatement or reduction of Rent or other sums payable by Tenant hereunder, and Tenant shall be entitled to receive the entire net award payable by reason of such temporary requisition.  Any requisition lasting for a duration equal to or longer than the remaining Term of this Lease or longer shall be considered a taking of substantially all of the Premises under Section 20(b), and Tenant shall be afforded the termination rights as and to the extent set forth in said Section 20(b).

21.Indemnification.

(a)

Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), and without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Lease, Tenant shall protect, indemnify, defend and hold harmless all Landlord Indemnified Parties from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law (“Losses”) imposed upon, asserted against or suffered or incurred by any Landlord Indemnified Party directly or indirectly, by reason of any claim (whether or not filed or served), suit or judgment made, obtained, brought or threatened by or on behalf of any person or persons (including, without limitation and for the avoidance of doubt, any subtenants, licensees or other third parties operating at the Premises, including, without limitation, pursuant to any existing subleases, licenses or other occupancy agreements entered into by Tenant (each such party, a “Subtenant”)) against any Landlord Indemnified Party, for any damage, loss or expense including, but not limited to, due to bodily injury or property damage sustained by such person or persons, which arise out of, are occasioned by, or are in any way attributable to or related to the following: (i) Tenant’s or any Subtenant’s use or occupancy of the Premises; (ii) the conduct of Tenant’s or any Subtenant’s business at the Premises; (iii) any activity, work or thing done or permitted by or on behalf of Tenant or its agents, contractors or subtenants in or about the Premises; (iv) the condition of the Premises; (v) the Lease, any Existing Sublease or other sublease, license or occupancy agreement entered into by Tenant, (vi) any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant or Tenant’s Representatives; or (vii) the Premises or any accident, injury to or death of any person or damage to any property howsoever caused in or on the Premises, except to the extent that any of the foregoing arise from or are caused by the gross negligence or willful misconduct of Landlord and/or any Landlord Indemnified Parties. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Landlord Indemnified Party (“Landlord Claim”).  If at any time a Landlord Indemnified Party shall have received written notice of or shall otherwise be aware of any Landlord Claim which is subject to indemnity under this Section 21(a), such Landlord Indemnified Party shall give reasonably prompt written notice of such Landlord Claim to Tenant; provided, that, except to the extent Tenant is prejudiced in its defense of such Landlord Claim, (I) such Landlord Indemnified Party shall have no liability for a failure to give notice of any Landlord Claim, and (II) the failure of such Landlord Indemnified Party to give such a notice to Tenant shall not limit the rights of such Landlord Indemnified Party or the obligations of Tenant with respect to such Landlord Claim.  Tenant shall have the right to reasonably control the defense or settlement of any Landlord Claim, provided, that (1) if the compromise or settlement of any Landlord Claim shall not result in the complete release of the Landlord Indemnified Party, the compromise or settlement shall require the prior written approval of the Landlord Indemnified Party, which may be granted or withheld in Landlord’s sole discretion and (2) no compromise or settlement shall include any admission of wrongdoing on the part of the Landlord Indemnified Party, provided, further, that a Landlord Indemnified Party shall have the right, but not the obligation at its election and sole cost and expense, to participate fully in the defense of any Landlord Claim with counsel of its choice. Tenant’s liability under this Section 21 shall survive the expiration or earlier termination of this Lease.

(b)

Except to the extent (x) expressly prohibited by Law or (y) caused by the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Parties,  Tenant hereby expressly releases Landlord and Landlord Mortgagee and all other Landlord Indemnified Parties from, and waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant and resulting from the Premises, including the Building, Property, Personal Property or

Tenant’s Personal Property or any part thereof or any equipment therein or appurtenances thereto becoming in disrepair, or resulting from any damage, accident or event in or about the Premises.  Without limiting the generality of the foregoing, this Section 21(b) shall apply particularly, but not exclusively, to flooding, damage caused by Building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.

22.Assignment and Subletting.

(a)

This Lease shall be fully assignable by the Landlord or its successors and assigns, in whole or in part, in connection with Landlord’s sale or transfer of its interest in the Property.  In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee.  In addition, Tenant agrees to cooperate reasonably with Landlord in connection with any such sale or assignment at no cost or expense of, or additional liability or adverse effect to, Tenant.

(b)

Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and Guarantor and upon the particular purposes for which Tenant intends to use the Premises in entering into this Lease.  Except as provided in this Section 22(b), Section 22(c) or Section 22(h) below, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion: (i) Tenant shall not assign, transfer, convey, sublease, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise and (ii) no Change of Control of Tenant or Guarantor shall occur (each of items (i) and (ii) are hereinafter referred to as a “Transfer”). Notwithstanding the foregoing, any foreclosure, or similar proceeding, with respect to a pledge, encumbrance, hypothecation or collateral assignment of a direct or indirect interest in Tenant or Guarantor shall be subject to the provisions of this Section 22.  Notwithstanding the foregoing, a Transfer shall be permitted upon written notice to Landlord, but without Landlord’s consent if, following such Transfer, either Guarantor or Tenant (or, with respect to a Transfer pursuant to clause (i) of the definition of Transfer, the successor of Tenant or Guarantor, as applicable) has an issuer credit rating of BBB- or better from Standard & Poor’s or the equivalent credit rating from Moody’s, DBRS Morningstar or Fitch.

(c)

Notwithstanding any other term or condition of this Lease, (i) Tenant shall have the right, without the prior consent of Landlord, to assign, transfer or convey, whether by operation of law or otherwise, this Lease to (A) an Affiliate or (B) any bank or other Financial Services Institution that acquires all or substantially all of the assets or stock of Tenant by merger, acquisition, purchase or otherwise (such acquiring entity is herein referred to as a

“Successor Bank”) and (ii) Guarantor shall have the right, without the prior consent of Landlord, to assign, transfer or convey, whether by operation of law or otherwise, its obligations under the Guaranty to (A) an Affiliate or (B) any bank holding company or other Financial Services Institution that acquires all or substantially all of the assets or stock of Guarantor by merger, acquisition, purchase or otherwise (such acquiring entity is herein referred to as a “Successor BHC”). In the event of such assignment, transfer or conveyance of this Lease to a Successor Bank or the Guarantor’s obligations under the Guaranty to a Successor BHC, such Affiliate, Successor Bank, or Successor BHC, as applicable, shall assume in writing or by operation of law the duties and obligations of Tenant or Guarantor, as applicable, arising under this Lease or the Guaranty, as applicable, prior to and after the effective date of such assignment; provided further that, in no event shall the original Guarantor or original Tenant be relieved of their obligation sunder this Lease or the Guaranty, as applicable, unless following such assignment, successor Tenant or Guarantor, as applicable, has an issuer credit rating of BBB- or better from Standard & Poor’s or the equivalent credit rating from Moody’s, DBRS Morningstar or Fitch.

(d)

Notwithstanding anything to the contrary contained herein, no interest in Tenant or Guarantor, or in any individual or person owning directly or indirectly any interest in Tenant or Guarantor, shall be transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Tenant or Guarantor, as applicable, and Landlord that (i) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (ii) the transferee has taken reasonable measures to assure than any individual or entity who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.

(e)

Landlord’s consent to a Transfer shall be subject to the satisfaction of such conditions as Landlord shall determine in its sole and absolute discretion, including, without limitation, the proposed transferee having satisfactory creditworthiness as determined by Landlord in its sole and absolute discretion.  In addition, any such consent shall be conditioned upon the payment by Tenant to Landlord of all out-of-pocket costs and expenses incurred by Landlord in connection with such consent, including, without limitation, reasonable attorneys’ fees not to exceed $7,500, provided that any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee shall not be subject to the foregoing $7,500 cap.  The provisions of this Section 22 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Landlord has consented to any previous Transfer. Notwithstanding anything to the contrary contained herein, no Transfer shall relieve Tenant or Guarantor of its obligations under this Lease, it being understood that the initial Tenant and Guarantor under this Lease always shall remain liable and responsible for the obligations of the tenant hereunder except as expressly provided in Section 22(c). Any Transfer in violation of this Section 22 shall be voidable at the sole option of Landlord.

(f)

Any Transfer shall not relieve Tenant, or any person claiming by, through or under Tenant or Guarantor, of the obligation to obtain the consent of Landlord, pursuant to this Section 22, to any further Transfer. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 22(f), an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(g)

No Transfer shall impose any additional obligations on Landlord under this Lease. Tenant shall reimburse Landlord (and Landlord Mortgagee, if applicable) for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the reviewing and processing and documentation of any Transfer requiring Landlord’s consent regardless of whether such Transfer is consummated, not to exceed $7,500, provided that any fees or expenses of Landlord Mortgagee payable by Landlord to Landlord Mortgagee shall not be subject to the foregoing $7,500 cap.

(h)

Notwithstanding anything to the contrary in this Section 22, Tenant may, upon at least ten (10) business days’ prior written notice to Landlord (but without the requirement of obtaining Landlord’s consent) sublease or license Tenant’s interest in this Lease. With respect to any sublease, (i) such sublease, by its terms, must be expressly subordinate to and subject to the terms of this Lease (and all future amendments to this Lease); (ii) the use contemplated under such sublease must not breach the use restrictions herein; (iii) such sublease shall not impose any additional obligations on Landlord under this Lease and (iv) Landlord shall have no obligation to recognize any or to agree to not disturb any subtenant or other occupant of Tenant upon any Event of Default of Tenant under this Lease, unless Landlord shall agree to do so in writing by separate instrument, but Landlord, acting in its sole and absolute discretion, shall have no obligation to do so. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 22(h), an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. For the avoidance of doubt, Tenant shall remain fully liable under this Lease for the Premises, notwithstanding any such sublease. On or before the effective date of such sublease, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord, an acknowledgment and affirmation from such sublessee or a copy of the sublease, providing that such sublessee agrees to be bound by the terms of this Lease with respect to the Premises being subleased and that Tenant agree that they remain liable for the full and punctual performance of all of the terms and obligations of this Lease. Notwithstanding anything to the contrary contained herein, any sublease for electrical vehicle charging stations at the Premises (an “EV Sublease”) shall be subject to Landlord’s reasonable consent and Landlord shall, at its election, be entitled to a portion reasonably agreed upon by Landlord and Tenant (not to be less than 75%) of any rent or other proceeds payable to Tenant under any such EV Sublease.

23.Liens.

Tenant will not, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any mechanic’s, supplier’s or vendor’s lien, encumbrance or charge on the Premises or any part hereof.  The existence of any mechanic’s, supplier’s or vendor’s lien, or any right in respect thereof, shall not constitute a violation of this Section 23 if payment is not yet due upon the contract or for the goods or services in respect of which any such lien has arisen or, if Tenant is protesting or challenging such lien in good faith and has, within thirty (30) days after Tenant receives actual notice of such lien, bonded over such lien.  Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, of any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof, and any such contractor, subcontractor, laborer, materialman or vendor shall look solely to Tenant and Tenant’s interest in the Premises to secure the payment of any bills for any labor, services, or materials furnished.  Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises.  If Tenant has not removed any such lien or other encumbrance described above within thirty (30) days after written notice thereof to Tenant, Landlord may, but shall not be obligated to, pay the amount of such lien or other encumbrance or discharge the same by deposit, and the amount so paid or deposited shall constitute additional Rent and be collectible upon demand with interest at the Default Rate.  Landlord hereby consents to the granting of a lien or security interest on the fixtures, furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other of Tenant’s Personal Property installed or placed on the Premises by Tenant in connection with any customary credit facility that Tenant has or may have during the Term hereof, and Tenant shall give Landlord written notice of any such lien.

24.Tenant’s Default.

Each of the following events shall be deemed to be an “Event of Default” under this Lease:  (i) failure to pay Rent or any other monetary obligation as and when due and such failure continues for two (2) business days after Tenant’s receipt of Landlord’s written notice thereof (provided that Tenant shall only be entitled to such notice and cure period three (3) times in any consecutive 12-month period); (ii) Tenant abandons the Premises in violation of Section 4(b) above; (iii)  Tenant becomes insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under state or federal bankruptcy laws (or successor laws) or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant; (iv) a writ of attachment or execution is levied on this Lease, or a receiver is appointed with authority to take possession of the Premises, which attachment, execution or receiver is not removed within sixty (60) days of filing or appointment of a receiver; (v) Tenant shall be liquidated or dissolved; (vi) Tenant shall violate Section 23 hereof; (vii) the estate or interest of Tenant in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the earlier of ninety (90) days after commencement thereof or sixty (60) days after receipt by Tenant of notice thereof from Landlord or any earlier period provided by Law for obtaining any stay pending appeal or to prevent foreclosure or sale; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable Law; (viii) Tenant fails to maintain any insurance required by this Lease; and (ix) failure by Tenant to perform any other covenant, agreement or undertaking of the Tenant contained in this Lease if the failure to perform is not cured within thirty (30) days after Tenant’s receipt of Landlord’s written notice thereof; provided, however, if the breach cannot reasonably be cured within thirty (30) days, the same shall not result in an Event of Default if Tenant commences to cure the breach within thirty (30) days of receipt of Landlord’s written notice and diligently and in good faith continues to prosecute the cure of said breach to completion; provided that such breach is cured within two hundred forty (240) days of receipt of Landlord’s written notice.

25.Remedies of Landlord.

(a)

From and after the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies as well as any other remedy available at Law or in equity for such Event of Default:

(i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; (ii) using lawful means, enter upon and take possession of the Premises without terminating this Lease and without being liable for prosecution or claim for damages, and relet, upon reasonable terms, all or a portion of the Premises (if Landlord elects to enter and relet the Premises, Landlord may at any time thereafter elect to terminate this Lease); (iii) sue periodically to recover damages during the period corresponding to the portion of the Term for which suit is instituted, and if Landlord elects to sue and is successful in such suit, Landlord shall be entitled to recover all costs and expenses of such suit, including reasonable attorneys’ fees, together with interest at the Default Rate; (iv) subject to Section 15, re-enter the Premises or any portion thereof and attempt to cure any default of Tenant, or make any such payment or perform such act for the account of and at the expense of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default, together with interest at the Default Rate accruing from the date such costs and expenses were incurred, and Tenant agrees that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing, and no such entry shall be deemed an eviction of Tenant and (v)  enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy. Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses which Landlord actually incurs in complying with the terms of this Lease on behalf of Tenant, together with interest at the Default Rate.

(b)

If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional Rent payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all out-of-pocket costs and expenses, including court costs and reasonable attorneys’ fees, incurred by Landlord in the enforcement of its rights and remedies hereunder, together with interest at the Default Rate.  In addition, to the extent permitted by applicable Law, in the event of a monetary Event of Default (which shall include any default that could be cured by the payment of a liquidated sum) or material non-monetary Event of Default, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty the lesser of (i) the sum of (1) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated for the remainder of the Term or Renewal Term, as applicable, during which such termination occurred, such present value to be computed in each case on the basis of the rate of U.S. Treasury Bills with the closest maturity date correlating with the amount of time left in the Term had this Lease not been terminated, and (2) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent, and interest at the Default Rate or (ii) the greatest amount permitted by applicable Law. Notwithstanding the foregoing, Landlord shall not be entitled to exercise its remedies under this Section 25(b), unless and until Landlord has given Tenant three (3) business days written notice (not including any notice given pursuant to Section 24) and the applicable default is not cured prior to the date that is three (3) business days following delivery of such notice.

(c)

Unless required by applicable Law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default.  However, if Landlord is required by applicable Law to mitigate Tenant’s damages, Landlord’s obligation shall be satisfied in full if Landlord undertakes to lease the Premises (the “Repossessed Premises”) to another tenant (a “Substitute Tenant”) in accordance with the following criteria:  (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for such Repossessed Premises until Landlord obtains full and complete possession of such Repossessed Premises including, without limitation, the final and unappealable legal right to relet such Repossessed Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show such Repossessed Premises, on a priority basis, or offer such Repossessed Premises to a prospective tenant when other premises in the applicable Building or any other building owned by Landlord suitable for that prospective tenant’s use are (or will be) available; (3) Landlord shall not be obligated to lease such Repossessed Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in Comparable Buildings for such Repossessed Premises, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the applicable Building or for a building belonging to Landlord in the vicinity; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the applicable Building; or (ii) adversely affect the reputation of the applicable Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate such Repossessed Premises in a manner consistent with Comparable Buildings and to fulfill all of the obligations in connection with the lease thereof as and when the same become due.  No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this

Lease for such previous default and/or exercise its rights under Section 25(a) and Section 25(b).

(d)

Pursuit of any of the above stated remedies by Landlord after an Event of Default by Tenant shall not preclude pursuit of any other remedy provided in this Lease or at Law or in equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any remedy of Landlord or payment due to Landlord.  No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. The subsequent acceptance of Rent hereunder by Landlord after an Event of Default shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord. Tenant shall not be responsible for any consequential (except with respect to any holdover by Tenant in violation of Section 30 below), indirect, speculative or punitive damages of Landlord.

(e)

This Article 25 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable Law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

26.Subordination/Attornment.

(a)

Landlord Mortgage. Landlord may mortgage its fee interest in the Premises or any portion thereof, at any time, and from time to time, in accordance with the terms hereof.  Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that this Lease shall be subordinate to any Landlord Mortgage and the rights of any Landlord Mortgagee; provided, however, that as a condition precedent to the effectiveness of this subordination provision, Landlord shall cause the Landlord Mortgagee to enter into a reasonable and customary subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant to effectuate the subordination, non-disturbance and attornment rights contemplated by this Section 26(a).  The SNDA shall provide that in the event of a foreclosure under any such Landlord Mortgage, or conveyance or assignment in lieu of foreclosure or by deed in lieu of foreclosure, such Landlord Mortgagee and its successors and assigns shall not disturb the occupancy or other rights of Tenant under the terms of this Lease so long as no Event of Default exists hereunder.

(b)	For the purposes of this Lease, the following definitions shall apply:

“Landlord Mortgage” shall mean any financing obtained by Landlord, as evidenced by any mortgage, deed of trust, assignment of leases and rents, financing statement or other instruments, and secured by the interest of Landlord in the Premises or any portion thereof, including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings and consolidations thereof.

“Landlord Mortgagee” shall mean the mortgagee (and its successors and assigns) under any Landlord Mortgage.

27.Estoppel Certificate.

(a)

At any time, and from time to time, Tenant shall, promptly and in no event later than fifteen (15) business days after a request from Landlord, execute, acknowledge and deliver to Landlord a certificate in the form attached hereto as Exhibit D or such other form as may be supplied by Landlord and reasonably approved by Tenant certifying (in each case to the extent the statement is accurate):  (i) that Tenant has accepted the Premises; (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications); (iii) the commencement and expiration dates of the Term, including the terms of any extension options of Tenant; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that Tenant is not in default under this Lease beyond any grace or cure periods, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (viii) that Landlord has no actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operations of the Premises; and (ix) any other information reasonably requested by Landlord.

(b)

At any time, and from time to time, at Tenant’s sole cost and expense, Landlord shall, promptly and in no event later than twenty (20) days after a request from Tenant, execute, acknowledge and deliver to Tenant a certificate in the form attached hereto as Exhibit I.

(c)

At any time, and from time to time, but no more than twice per calendar year for each counterparty, Tenant shall, at Landlord’s request, use commercially reasonable efforts to obtain estoppel certificates, in a form requested by Landlord or any Landlord Mortgagee, from any applicable counterparties under any applicable declarations, covenants, conditions and restrictions, reciprocal easement agreements or other encumbrances.

28.Hazardous Materials.

Notwithstanding anything contained herein to the contrary:

(a)

Tenant covenants and agrees that it shall not cause, conduct, authorize or knowingly allow (i) the presence, generation, transportation, storage, treatment, or usage at the Premises, or any portion thereof, of any Hazardous Material in violation of or as would give rise to liability under any Environmental Laws; (ii) a Release or threat of Release of any Hazardous Material on, under, about or in the Premises in violation of or as would require remediation or other response action under Environmental Laws; or (iii)  violation of any Environmental Law at or with respect to the Premises or activities conducted thereon.  For avoidance of doubt, nothing in this Section 28(a) shall prohibit Tenant from using at the Premises (I) cleaning materials, pesticides, and other common household and office products that may contain Hazardous Materials, and/or (II) Hazardous Materials or other materials in connection with any fuel tanks, generators or the like on the Premises, solely to the extent, with respect to each of the preceding clauses (I) and (II), that any such use thereof is in compliance with Environmental Laws.

(b)

If warranted based on an environmental report relating to environmental conditions at the Premises (or any portion thereof) prepared by a qualified professional, at Landlord’s request, Tenant shall, at Tenant’s sole cost and expense, establish and implement an operations and maintenance plan (O&M Plan) prepared by a qualified environmental consulting firm to ensure continued compliance with Environmental Laws, including proper management of asbestos-containing building materials (ACM) and other Hazardous Materials at the Premises.

(c)

Tenant shall, at its own cost, ensure that the Premises and all operations and activities engaged in by Tenant at the Premises materially comply with all applicable Environmental Laws and the terms of this Lease with respect to Hazardous Materials.  Tenant shall, at its own cost, obtain all Permits required under Environmental Laws for the operations and activities conducted at the Premises.

(d)

Landlord and Landlord’s Representatives, including such environmental consultants as Landlord may designate, shall have the right upon reasonable prior notice, and subject to Section 15 hereof, to enter the Premises and/or conduct appropriate tests and investigations for the purpose of ascertaining that Tenant complies with all applicable Environmental Laws that relate in any way to the Premises.  Except in the case of emergency, reasonable prior notice shall be no less than three (3) business days.  In the event of an such an investigation, Tenant and Tenant’s Representatives, including such environmental consultants as Tenant may designate, shall have the right to participate in such investigation and obtain split samples to the extent Landlord or Landlord’s Representatives collect samples during the course of the investigation.

(e)

If the Release, presence or placement on, in or around the Premises, or the generation, transportation, storage, use, treatment, or disposal at or around the Premises of any Hazardous Material by Tenant, Tenant’s Representatives or any third party other than Landlord or Landlord’s Representatives prior to or during the Term: (i) gives rise to any liability or obligation (including, but not limited to, any investigatory, remedial, removal, reporting, or other response action) under any Environmental Law, (ii) causes a material and adverse effect on public health or occupational safety and health, (iii) pollutes the environment, or endangers human health, Tenant shall take any and all action required by applicable Environmental Laws to bring the Premises into compliance with applicable Environmental Laws. For avoidance of doubt, nothing in this Section 28(e) shall prohibit Tenant from asserting a reasonable defense to liability or obligation in the event of any legal or administrative action or claim by a third party.

(f)

Tenant shall promptly notify Landlord upon Tenant becoming aware of:  (i) any actual or potential violation of Environmental Laws relating to the Premises, (ii) any enforcement action, investigation, cleanup, notice of violation, or other regulatory action taken or threatened against either party or otherwise related to the Premises by any governmental authority under Environmental Laws or relating to any Hazardous Materials in connection with the Premises, (iii) any demands or claims made or threatened by any governmental authority or other person against either party hereto or otherwise relating to any actual or alleged violation of or liability under Environmental Laws or relating to any loss or injury resulting from any Hazardous Material or based on Environmental Laws that could materially and adversely impact the Premises, (iv) any Release of Hazardous Materials, unlawful discharge, or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or any other location in violation of applicable Environmental Law or that may materially and adversely affect the Premises, and (v) any matters that could materially and adversely impact the Premises where Tenant is required by Environmental Law to give a notice to any governmental authority respecting any Hazardous Materials in, at, on, under or about the Premises, and Tenant shall thereafter keep Landlord reasonably apprised with respect to the status and Tenant’s actions to resolve such matters, and shall furnish Landlord with copies of all reports, site assessments, material communications with third parties, and such other documents and information as Landlord may reasonably request with respect thereto.  At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous

Material regulated under applicable Environmental Laws then actually known by Tenant to be used, stored, or maintained in, on or upon the Premises.  In such case, Tenant shall if requested by Landlord provide Landlord with information with respect to the use and approximate quantity of each such material, a copy of any Safety Data Sheet issued by the manufacturer therefor, written information concerning the removal, transportation, and disposal of the same, and such other information as the Landlord may reasonably require or as may be required by Environmental Laws. For avoidance of doubt, nothing in this Section 28(f) shall require Tenant to provide information regarding cleaning materials, pesticides, and other common household and office products that may contain Hazardous Materials, unless such materials are the subject of a violation, liability or claim for which Tenant is required to notify Landlord hereunder.

(g)

Tenant shall indemnify, defend and hold Landlord and the Landlord Indemnified Parties harmless, without limitation to and in the manner specified in Section 21, from and against any and all Losses incurred by Landlord or Landlord Indemnified Parties (including without limitation all reasonable investigation, monitoring, remediation and corrective action costs, fines and penalties, and reasonable attorney’s, consultant’s and contractor’s fees) resulting or arising from (i) the breach by Tenant of its covenants and agreements set forth in this Section 28, (ii) the presence, Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment or disposal at or around the Premises of any Hazardous Materials in violation of Environmental Law before or during the Term and any Renewal Term, as applicable, by Tenant or any third party other than Landlord or Landlord’s Representatives, (iii) any violation of or obligation under Environmental Law before or during the Term and any Renewal Term, as applicable, by Tenant or any third party other than Landlord or Landlord’s Representatives, and (iv) claims by governmental authorities or other third parties associated with Hazardous Materials or violations of or obligations under Environmental Laws by Tenant or any third party other than Landlord or Landlord’s Representatives, or Hazardous Materials present at, on, under or about the Premises before or during the Term and any Renewal Term, as applicable, including, without limitation those that were discovered during the Term and any Renewal Term, as applicable, which were caused prior to the Term by Tenant or any third party other than Landlord or Landlord’s Representatives; provided, however, the foregoing indemnity shall not apply to any Losses arising from (a) any breach of this Agreement by Landlord or Landlord Indemnified Parties, (b) any failure by Landlord of Landlord Indemnified Parties to comply with applicable Environmental Laws, (c) the negligence or willful misconduct of Landlord or any Landlord Indemnified Party, or (d) any presence, Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment or disposal at or around the Premises of any Hazardous Materials in violation of Environmental Law by Landlord or any Landlord Indemnified Party.

The foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease. For avoidance of doubt, nothing in this Section 28(g) shall prohibit Tenant from asserting a reasonable defense to liability or obligation in the event of a legal or administrative action or claim by any third party.

29.Press Releases.

Except for any announcement intended solely for internal distribution by Landlord or Tenant or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, all media releases or public announcements (including, but not limited to, promotional or marketing material) by Landlord or Tenant or either party’s employees or agents relating to this Lease or its subject matter, or including the name, trade name, trade mark, or symbol of Tenant or an Affiliate of Tenant, or Landlord or an Affiliate of Landlord, shall be coordinated with and approved in writing by the other party prior to the release thereof; provided, that nothing herein is intended to require Tenant’s consent to the identification of Tenant or the particulars of this Lease in connection with any marketing of the Premises or any portion thereof by Landlord.  Notwithstanding anything to the contrary in this Lease, Landlord or Tenant, or any direct parent entity of Landlord or Tenant, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Lease or its subject matter as the disclosing party may determine is required under the Exchange Act, the Securities Act or other applicable Laws, or the rules or regulations of the SEC or any Securities Exchange.

30.Holding Over.

Except as set forth below, if Tenant continues to occupy the Premises or any portion thereof after the expiration or other termination of this Lease or the termination of Tenant’s right of possession with respect to the Premises, such occupancy shall be that of a tenancy at sufferance.  Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term).  For the first sixty (60) days of the holdover period, the monthly Base Rent will be increased to one hundred twenty-five (125%) percent of the monthly Base Rent payable during the last month of the Term; and thereafter monthly Base Rent will be increased to one hundred fifty (150%) percent of the monthly Base Rent payable during the last month of the Term.  Any other sums due under this Lease will be payable in the amount and at the times specified in this Lease (all of which shall be prorated on a per diem basis for any partial month).  Tenant shall pay all Rent without the requirement for demand or notice by Landlord to Tenant demanding delivery of possession of the Premises. In the event that Tenant continues to occupy the Premises or any portion thereof after the expiration or termination of this Lease, such occupancy shall be that of a tenancy at sufferance and Tenant shall be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason of any holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Term shall be construed to extend the Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise.  The provisions of this Section 30 shall survive the expiration or sooner termination of this Lease.

31.Financial Covenants.Tenant shall deliver to Landlord, (i) within ninety (90) days after the end of each fiscal year of Guarantor, complete financial statements of the Guarantor, audited by a registered public accounting firm, including a balance sheet and statement of income, for the then-current fiscal year of Guarantor, and (ii) within forty-five days after the end of each fiscal quarter of Guarantor, complete unaudited financial statements of Guarantor, including a balance sheet and statement of income, for the then-current fiscal year of Guarantor (collectively, the “Financial Information”).  Notwithstanding the foregoing, so long as Guarantor is a publicly-traded company and all of the Financial Information otherwise required to be provided hereunder to Landlord in accordance with this Section 31 is publicly available, Tenant shall not be required to deliver such Financial Information to Landlord.

32.Quiet Enjoyment.

So long as Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods, Landlord shall not take any action to disturb in any material respect Tenant’s quiet enjoyment of the Premises (subject, however, to the exceptions, reservations and conditions of this Lease). Tenant hereby waives any right or defense (including, without limitation, any offset, abatement or termination right) it may have at law or in equity relating to Tenant’s quiet enjoyment of the Premises, except for its right to file a suit against Landlord for monetary damages.

33.Notices.

Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) business days after mailing; (c) if by Federal Express or other nationally recognized overnight courier service, on the next business day after delivered to such courier service for delivery on the next business day; or (d) if by e-mail transmission, on the day of transmission so long as a copy is sent on the same day (or prior thereto) by Federal Express or other nationally recognized overnight courier service for delivery on the next business day, to the addresses set forth in Section 2 hereof, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Attorneys for either party hereto may provide notice of behalf of such party, provided that all other requirements of this Section 33 are satisfied.

34.Personal Liability.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (i) there shall be absolutely no personal liability on the part of the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns, to Tenant with respect to any of the terms, covenants and conditions of this Lease, (ii) Tenant waives all claims, demands and causes of action against the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, and (iii) Tenant shall look solely to Landlord’s interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever.  No breach by Landlord of any provision of this Lease shall give rise to a right of Tenant to terminate this Lease, it being understood and agreed that Tenant’s sole remedy for any such breach shall be a claim for actual damages (if any). Furthermore, Tenant and Landlord each hereby knowingly, voluntarily and intentionally waives any right it may have to seek punitive, consequential, special and indirect damages from the other party and any of such party’s direct and indirect members, partners, shareholders, officers, directors, employees and agents and its successors or assigns with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto. The waiver by Tenant and Landlord of any right it may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain.  Notwithstanding anything to the contrary provided in this Lease, except for the liability of Guarantor under the Guaranty, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Tenant, that (i) there shall be absolutely no personal liability on the part of the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns, to Landlord with respect to any of the terms, covenants and conditions of this Lease, (ii) Landlord waives all claims, demands and causes of action against the direct and indirect members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns in the event of any breach by Tenant of any of the terms, covenants and conditions of this Lease to be performed by Tenant.

35.Entire Agreement.

This Lease represents the entire agreement and understanding between Landlord and Tenant with respect to the subject matter herein, and there are no representations, understandings, stipulations, agreements or promises not incorporated in writing herein.

36.Amendments.

No amendments or modifications of this Lease shall be effective unless such amendment or modification is in writing and executed and delivered by and between Tenant and Landlord, nor shall any custom, practice or course of dealing between the parties be construed to waive the right to require specific performance by the other party in compliance with this Lease.

37.Legal Interpretation.

Each of Landlord and Tenant hereby agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the foregoing, matters of construction, validity and performance), this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate created by this Lease, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding the Premises pursuant to Section 25 hereunder shall be governed by and construed according to the Laws of the Commonwealth of Virginia, it being understood that, to the fullest extent permitted by law of the Commonwealth of Virginia, the law of the State of New York shall govern the validity and enforceability of this Lease, and the obligations arising hereunder.  To the fullest extent permitted by law, Tenant and Landlord hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease.  Words of any gender shall be construed to include any other gender, and words in the singular number shall be construed to include the plural, unless the context otherwise requires.  The headings of the sections have been inserted for convenience only and are not to be considered in any way in the construction or interpretation of this Lease.  Except as otherwise herein expressly provided, the terms of this Lease shall apply to, inure to the benefit of, and be binding upon, the parties and their respective assigns, successors and legal representatives.  Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease shall be instituted in a federal court in the Commonwealth of Virginia or a state court sitting in Richmond County, Virginia, and Landlord and Tenant each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such federal district or county and state, and Landlord and Tenant each hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. In this Lease, the words “include”, “includes” or “including” mean “include without limitation”, “includes without limitation” and “including without limitation”, respectively, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

38.Option to Renew

(a)

Tenant shall have the right, at its election made in its sole discretion, to extend the Term (the “Renewal Option”) for the additional periods set forth in Section 1(e) (each, a “Renewal Term”), provided that each of the following occurs:

(i)

Landlord receives irrevocable written notice of exercise of the Renewal Option (the “Renewal Notice”), not less than six (6) full months but not greater than eighteen (18) full months prior to the expiration of the then existing Term (or Renewal Term, as case may be); and

(ii)	There is no uncured Event of Default beyond any applicable notice and cure period at the time that Tenant delivers the Renewal Notice or at the time Tenant delivers its Renewal Notice.
(b)

The Renewal Term shall be upon the same terms and conditions as in this Lease except Base Rent for the first year of the applicable Renewal Term shall be equal to one hundred and two percent (102%) of the Base Rent for the immediately preceding lease year.

(c)	If Tenant is entitled to and properly exercises its Renewal Option, Landlord and Tenant shall execute an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, the Term, the Expiration Date and other appropriate terms; provided that an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.  During any validly exercised Renewal Term, references to the Term in this Lease shall mean and refer to the Term as extended by the Renewal Term.

39.Authority to Enter into Lease.

Each of Tenant and Landlord represents and warrants (a) that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, as the case may be, and (b) that this Lease is binding on the corporation, limited liability company and the partnership in accordance with its terms.

40.Parties Bound.

The preparation and submission of a draft of this Lease by either party to the other party shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of this Lease, until both parties have fully executed a final document.  Until such time as described in the previous sentence, either party is free to terminate negotiations without penalty or any further obligation to the other party.

41.Counterparts; Electronic Signatures.

This Lease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Lease, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes.  Each party agrees to deliver promptly an executed original of this Lease (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Lease (or any amendment hereto), it being expressly agreed that each party to this Lease shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Lease.

42.Severability.

If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Lease will nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Lease so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

43.Waiver of Jury Trial; Consequential Damages.

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

44.Memorandum of Lease. This Lease shall not be recorded, either independently or as an exhibit, schedule, annex, or addendum to any other document.  However, at Tenant’s or Landlord’s election, a Memorandum of Lease in the form annexed hereto as Exhibit E, shall be executed, acknowledged and delivered for recording in the county in which the Premises is located by both parties with the costs of recording the Memorandum of Lease to be borne by Tenant.  Tenant shall execute, acknowledge and deliver to Landlord a release of the Memorandum of Lease in recordable form within ten (10) business days following the expiration or earlier termination of this Lease in accordance with its terms.  If Tenant fails to so execute, acknowledge and deliver the release within such ten (10) business day period, Landlord shall hereby be deemed to be Tenant’s attorney-in-fact for the sole purpose of executing and recording the release on behalf of Tenant. The party electing to record the Memorandum of Lease shall pay any and all recording and other costs, fees and taxes in connection with the execution and recordation of the Memorandum of Lease.

45.Brokers.  Tenant and Landlord each warrant that it has had no dealings with any broker or agent in connection with this Lease. Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Landlord Mortgagee for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease, based on Tenant’s actions. Landlord covenants and agrees to pay, hold harmless and indemnify Tenant for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease, based on Landlord’s actions.

46.Confidentiality.

(a)

The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party shall and such party shall direct its representatives acting on its behalf not to, during or within five (5) years after the term of the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding anything to the contrary contained herein, Landlord and Tenant shall each be permitted to share Confidential Information with its advisors, accountants, counsel, employees, investors, potential investors, lenders and potential lenders, so long as Landlord or Tenant informs such parties of the confidential nature of such Confidential Information (and Landlord or Tenant, as applicable, shall be responsible for any disclosure of such Confidential Information by its advisors, accountants, counsel, employees, investors, potential investors, lenders and potential lenders) and further, in connection with any securitization, syndication or participation of any Landlord Mortgage, Landlord Mortgagee may disclose such Confidential Information as is customary in connection with such securitization, syndication or participation so long as (x) such Confidential Information is identified as being confidential, (y) the recipients of such Confidential Information are informed of the confidential nature of such Confidential Information, and (z) Landlord shall be responsible for any disclosure of such Confidential Information by those persons or entities to whom the Landlord’s Mortgagee disclosed such Confidential Information. Notwithstanding the foregoing, in the event that a party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, judicial, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 46(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 46(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of its legal counsel, is legally required and will use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs (at the sole cost and expense of the party to whom such Confidential Information belongs) to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)

Notwithstanding anything to the contrary in Section 46(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Premises (1) which is approved by Tenant in writing in its sole discretion, (2) which is publicly available, or (3) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (3), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 46(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord (or any direct or indirect parent entity of Landlord) pursuant to this Lease for publication in the Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith); provided, further, Landlord, has the right to disclose its operational results with respect to the Premises, if consistent with its historical practices and SEC disclosure requirements, prior to Tenant’s parent’s, Tenant’s or its Affiliate’s public disclosure thereof. Tenant agrees to provide at no material additional cost to Tenant such other reasonable information that is in Tenant’s possession or control or otherwise readily available to Tenant with respect to Tenant and its Premises to facilitate a public or private debt or equity offering or syndication by Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s SEC disclosure requirements or the SEC disclosure requirements of any direct or indirect parent entity of Landlord. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) business days) after receipt of such information to notify Landlord of any corrections.

47.Customer Records.  Landlord is not being given, nor is Landlord expected to have access to, any records or information about Tenant’s customers that is subject to the Gramm-Leach-Bliley Act or any other applicable federal or state Law protecting the privacy of banking customers (“Customer Records”), and it is Tenant’s sole obligation to comply with any such Laws and to protect the confidentiality of its records and information relating to its customers. In the event that Landlord takes possession of any Customer Records due to a default or abandonment by Tenant, whether such Customer Records are in paper, electronic, or other format, Landlord’s sole obligation with respect to such records or information is to use commercially reasonable efforts to secure such Customer Records and to promptly notify Tenant, at the Tenant Notice Address, of the location of such Customer Records. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to take possession of such Customer Records. In no event shall the Customer Records become the property of Landlord and, in the event that Landlord is unable to return the Customer Records to Tenant, Landlord shall continue to store and maintain the Customer Records, at Tenant’s sole cost and expense; provided, in no event shall

Landlord access, read or use the Customer Records for any purpose. The obligations contained in this Section 47 shall survive the expiration or sooner termination of this Lease.

48.REIT Protection. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(a)

Anything contained in this Lease to the contrary notwithstanding, Tenant shall not, without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of OSREC) in which Landlord or OSREC owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner, in each case of clauses (i) through (iv), which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.  The requirements of this Section 48(a) shall likewise apply to any further subleasing by any subtenant.

(b)

Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(c)

Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of OSREC’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease or (iv) result in the imposition of any additional material obligation upon Tenant under any Legal Requirement.

(d)

Tenant acknowledges that Landlord’s direct or indirect parent intends to qualify as a “real estate investment trust” (within the meaning of Section 856(a) of the Code).  Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Premises, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

49.Guaranty. Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord a fully executed copy of the Unconditional Guaranty of Payment and Performance attached hereto as Exhibit H (the “Guaranty”) executed by the Guarantor named in Section 2 hereof.

50.Landlord’s Default. An “Event of Default by Landlord” under this Lease shall occur if Landlord has breached or failed to perform any covenant, agreement or undertaking of Landlord under this Lease and has not commenced to cure such breach or failure within thirty (30) days of receipt of written notice thereof from Tenant, and diligently and in good faith continued to cure the breach or failure until completion. If the breach or failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default if Landlord commences to cure the breach or failure within the thirty (30) day period and diligently and in good faith continues to prosecute the cure of said breach or failure to completion, provided such breach or failure is cured within one hundred and eighty (180) days after Landlord’s receipt of written notice thereof, subject to extension for reasons due to Force Majeure. Upon the occurrence of any Event of Default by Landlord, Tenant’s sole and exclusive remedy shall be a suit for monetary damages against Landlord. In no event shall Tenant have the right to terminate this Lease or offset or abate any sums due to Landlord hereunder as a result of a default by Landlord.  No waiver by Tenant of any violation or breach of any of the terms, provisions and covenants herein contained by Landlord shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained herein.

51.Landlord Lien.   Landlord hereby waives, releases and relinquishes any and all claims, rights, interests, liens upon and rights of distraint, levy, attachment or recourse (whether arising by virtue of statute, common law or otherwise) against Personal Property and Tenant’s Personal Property. The foregoing waiver, release and relinquishment is self-operative and does not require any further instrument or document. Notwithstanding the foregoing, Landlord hereby agrees to furnish, upon written request and at Tenant’s cost and expense, waivers of Landlord’s rights and liens as described herein and shall exempt the same from distraint, levy, attachment or recourse using Landlord’s standard form reasonably acceptable to Tenant and Landlord. For the avoidance of doubt, no property of Tenant’s customers will be subject to a lien, distraint, levy, attachment or recourse from Landlord.

52.Locks And Security System.   Tenant shall be permitted to install, or use in substitution, combination, cipher or proximity locks or any other locking mechanism on interior and/or exterior doors at the Premises. Tenant shall also be permitted to install security systems at the Premises, including, but not limited to, pass card door lock systems, camera surveillance systems and other security systems, subject to compliance with the Law. Tenant shall be responsible for the cost of any installation, maintenance or removal of any such system or systems. All such equipment and devices shall remain the personal property of Tenant and may be removed by Tenant at the Expiration Date or other earlier termination of this Lease, and Tenant shall, at Tenant’s sole cost and expense, repair any damage caused by such installation, maintenance and removal.

53.Communications Equipment.   Tenant may operate and maintain existing telephone, computer and communication equipment and systems and install, operate and maintain, at Tenant’s sole cost and expense, additional telephone, computer and communications equipment and systems on any Building from time to time. Notwithstanding the foregoing, any such installations shall comply with the Law. There will be no additional charge for the communication equipment currently located or to be located on the roof of the Buildings. Landlord hereby approves of any communication equipment currently located at the Premises and/or on any Building. Landlord shall not have the right to approve the installation of additional communication equipment at any Building, except to the extent required by Section 14. Tenant agrees to repair any damage arising out of the installation, operation or removal of such communications equipment, and Tenant shall be solely liable for any loss of warranty that may arise as a result of such installation, operation or removal. Subject to the provisions of this Section 53, Tenant shall also have the right to use the roof riser space of any Building.

54.Force Majeure.   Neither Landlord nor Tenant shall be deemed to be in default of this Lease if such default is due to epidemics, pandemics (other than delays that are reasonably foreseeable and avoidable from COVID-19), strikes, lock-outs, inability to procure materials, power failure, acts of God, earthquakes, floods, storms, wind, radiation, unanticipated and/or unavoidable governmental restrictions affecting the Premises that are not the result of any act or inaction on the part of the party responsible for performing an obligation hereunder, enemy action, civil commotion, fire, unavoidable casualty or condemnation (provided, however, that such party substantially complies with applicable Law and cooperated with the requirements of such governmental authority regarding approvals, permitting, registration, licensing, or similar legal requirements for the conduct of Tenant or Landlord’s business or the construction on or operation of all or any portion of the Premises) (“Force Majeure”), which period shall not exceed more than ninety (90) days in the aggregate; provided, that this provision shall not apply to failures by a party to comply with its respective monetary obligations, which shall include any obligation that can be satisfied by the payment of a liquidated sum.

55.Signage.   Landlord hereby approves all signage of Tenant currently existing at the Premises. To the extent not already present, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain signage on the fascia of any Building and on the entry to the Premises; provided, however, that all such installations shall be in compliance with applicable Law. Upon expiration or termination of this Lease, Tenant shall remove any signage then existing on the Premises, and Tenant shall be solely responsible for the repair of any damage caused by such removal. Tenant shall additionally have the right to signage on any monument or pylon sign entering into any Building. Tenant agrees to maintain, repair, and replace each and every sign in as good a condition as it existed on the Commencement Date, reasonable wear and tear excepted, and to repair any damage caused by the installation, maintenance or removal of any such sign.  Notwithstanding the foregoing, Tenant shall not be required to repair the existing holes in the Building or walls for electricity to the signage.

56.Landlord Reimbursement. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, “at no cost or expense to Landlord”, “at Tenant’s sole cost and expense” or similar phrases shall require Tenant to reimburse Landlord for all of Landlord’s reasonable costs and expenses (including, without limitation Landlord’s reasonable attorneys’ fees and/or other consultants’ fees) actually incurred in connection with any applicable action taken by or consent requested from Landlord.

[Signatures on following page]

IT WITNESS WHEREOF, the undersigned have executed this Lease Agreement effective as of the date first written above.

LANDLORD:

BLUE OWL AUB VA OWNER LLC,
a Delaware limited liability company

By:
Name:	Michael Reiter
Title:	Authorized Representative

TENANT:

ATLANTIC UNION BANK,
a Virginia banking corporation

By:
Name:	Robert M. Gorman
Title:	EVP & Chief Financial Officer

EXHIBITS TO FORM OF LEASE AGREEMENT

Exhibit A	-	Base Rent Schedule*
Exhibit B	-	Legal Description*
Exhibit C	-	General Requirements and Conditions
Exhibit D	-	Form Estoppel Certificate*
Exhibit E	-	Form of Memorandum of Lease*
Exhibit F	-	Reserved
Exhibit G	-	Immediate Repairs*
Exhibit H	-	Form of Guaranty*
Exhibit I	-	Form Landlord Estoppel*

* Omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

EXHIBIT C

TO

LEASE AGREEMENT

GENERAL REQUIREMENTS AND CONDITIONS

All provisions of this Exhibit are expressly subject to the provisions in the Lease above governing any work performed by Tenant (or an Affiliate of Tenant, as the case may be) on its own behalf, including Alterations or any casualty or condemnation restoration (“Tenant’s Work”).  In the event of any conflict between the Lease and this Exhibit, the Lease shall control.

Tenant’s Work will be performed by Tenant in substantial accordance with final Plans approved by Landlord (where such approval is required in the Lease).  Tenant or Tenant’s Contractor(s) if applicable, shall secure and pay for all necessary permits, inspections, certificates, legal approvals, certificates of occupancy and/or fees required by Law and/or utility companies with respect to Tenant’s Work.

A.General Requirements

1.

All Tenant’s Work shall be completed in a good and workmanlike manner and in accordance with the Plans as approved by Landlord (where such approval is required in the Lease), the terms of the Construction Contract, and the budget applicable to such Tenant’s Work.

2.

Tenant and Tenant’s Contractor if applicable, shall provide all insurance required by Landlord as set forth in this Lease, or as is otherwise maintained in the ordinary course by prudent and reputable contractors and/or property owners, prior to the start of any construction work within the Premises.  Landlord and Landlord Mortgagee shall each be named as an additional insured in all such insurance.

3.

Tenant shall, at all times, keep or cause to be kept the Premises and the surrounding area free from accumulations of waste materials and/or rubbish caused by it or its contractors’ employees or workers. Tenant and/or its contractors shall provide dumpsters and maintenance of said dumpsters during the construction period in a secure, neat and orderly condition and shall remove and empty the same on a regular basis to avoid unsightly, obstructive or hazardous accumulations or conditions.

B.Construction Procedures

1.

When submitting construction Plans (preliminary, completed or final), Tenant or Tenant’s appointed representative shall issue Tenant’s Plans and supporting documents electronically via emails to Landlord’s construction coordinator.

2.

Once the applicable Plans are approved by Landlord, except for (A) changes required by governmental authorities having jurisdiction over the Premises or (B) interior changes requested by Tenant, and in each case which would not lessen the value of the Premises, Tenant shall not amend, modify or supplement the applicable

Construction Contract in any respect, except pursuant to change orders approved by Landlord, and shall not attempt to terminate, whether by legal proceedings or otherwise, the applicable Construction Contract without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Landlord shall endeavor to review and respond to the submission of Plans or any amendment, modification or supplement to any Plans within ten (10) business days of submission by Tenant.

3.

Not later than one hundred twenty (120) days after the Final Completion of the applicable Tenant’s Work, Tenant shall deliver or cause to be delivered to Landlord (with a copy to Landlord’s consultant) each of the following (1) for any Tenant’s Work involving construction Plans, a certificate addressed to Landlord and Tenant, signed by the applicable Architect or Contractor (but only if such Contractor is a design-builder for the applicable Tenant’s Work), stating that the Tenant’s Work (and any equipment therein) including all “punch list” items have been completed and installed in accordance with the applicable Plans therefor; (2) a complete release of liens for the Premises signed by the Contractor and all subcontractors of the Tenant’s Work and Tenant shall, if a release is not obtainable, in lieu of such release cause any recorded liens to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises; (3) evidence of receipt of a certificate of occupancy, if applicable and available, or comparable instruments, by all governmental authorities whose approval is required of the applicable completed Tenant’s Work for the occupancy thereof and the intended uses thereof; (4) if applicable, a volume containing all warranties and indemnities from the applicable Contractor or manufacturer for the applicable Tenant’s Work or equipment therein (excepting therefrom any of Tenant’s Personal Property), each of which shall be in customary form for the jurisdiction in which the Premises is situated; (5) final as-built Plans if applicable, and, in the event that the Tenant’s Work has modified the footprint of the Building, an as-built ALTA-ACSM Land Title Survey for the Premises indicating the applicable Tenant’s Work thereon, together with a surveyor’s certification in a customary form as reasonably satisfactory to Landlord and (6) evidence reasonably satisfactory to Landlord that there are no mechanics’ liens affecting the Property (which evidence may be a title commitment dated no earlier than the date that is thirty (30) days after Final Completion and which title commitment shall not disclose any mechanics’ liens affecting the Property), except that with respect to any bona fide dispute with the applicable Contractor or any such subcontractor that has resulted in a lien, Tenant shall, if a release is not obtainable, in lieu of such release cause such lien to be removed of record by bond or otherwise so that such lienor has no recourse for recovery from or collection out of the Premises.

4.

Tenant hereby agrees to indemnify, save harmless, pay, protect and defend Landlord from and against any and all Losses of any nature whatsoever under this Lease or Landlord’s ownership of the Premises arising from or in connection with (a) any Construction Contract, if any, and any and all construction contracts or architect’s agreement or resulting from the failure of Tenant to discharge Tenant’s obligations thereunder or resulting from the failure of Tenant to perform its obligations under this Lease with respect to any instance of Tenant’s Work, and (b) construction and completion of Tenant’s Work, whether by reason of any act or omission of Tenant, the Contractor, Architect or by any other contractor, subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

5.	Tenant’s Work shall comply in all respects with applicable Law.